Exhibit 10.1

THIS AGREEMENT IS NOT, AND SHALL NOT BE DEEMED, A SOLICITATION FOR CONSENTS TO ANY PLAN PURSUANT TO SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE OR A SOLICITATION TO TENDER OR EXCHANGE OF ANY OF THE NOTES OR BONDS ISSUED PURSUANT TO THE FIRST LIEN INDENTURES. EACH CONSENTING CREDITOR’S VOTE ON THE PLAN SHALL NOT BE SOLICITED UNTIL THE CONSENTING CREDITORS HAVE RECEIVED THE DISCLOSURE STATEMENT AND RELATED BALLOT(S), AS APPROVED BY THE BANKRUPTCY COURT

RESTRUCTURING SUPPORT AND FORBEARANCE AGREEMENT

RESTRUCTURING SUPPORT AND FORBEARANCE AGREEMENT dated as of December 19, 2014 (as amended, supplemented, or otherwise modified from time to time, this “Agreement”), among: (i) Caesars Entertainment Operating Company, Inc. (“CEOC”), on behalf of itself and each of the Subsidiary Loan Parties (as defined in the Credit Agreement (as defined below)) identified on Exhibit A hereto (collectively, the “Company”), (ii) Caesars Entertainment Corporation (“CEC,” and together with the Company, the “Caesars Parties”), (iii) LeverageSource III (H Holdings), L.P. (“LS3”), (iv) LeverageSource V, L.P. (“LS5”), and (v) each of the undersigned noteholders, each of which is the holder of, or the investment advisor or the investment manager to a holder or holders of First Lien Bond Claims (as defined below) (and in such capacity having the power to bind such holder with respect to any First Lien Bond Claims identified on its signature page hereto) (including any permitted assignees under this Agreement, collectively, the “Consenting Creditors,” and together with the Caesars Parties, LS3, and LS5, each referred to as a “Party” and collectively referred to as the “Parties”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Restructuring Term Sheet (as defined below).

RECITALS:

WHEREAS, before the date hereof, the Parties and their representatives have engaged in arm’s-length, good-faith negotiations regarding a potential restructuring of the Company’s indebtedness and other obligations pursuant to the terms and conditions of this Agreement and the terms and conditions set forth on the term sheet annexed hereto as Exhibit B (the “Restructuring”) (which term sheet, including any schedules, annexes, and exhibits attached thereto, is expressly incorporated by reference herein and made a part of this Agreement as if fully set forth herein (as such term sheet may be modified in accordance with Section 14 hereof, the “Restructuring Term Sheet”));

WHEREAS, if effected, the Restructuring will resolve all claims between the Consenting Creditors (including EMC (as defined below)) and the Caesars Parties, including any litigation-related claims against the Company and CEC and those at issue in the Caesars-Commenced Litigation (as defined below);

WHEREAS, the Company will be implementing the Restructuring through a prenegotiated joint chapter 11 plan of reorganization;

WHEREAS, the Parties have agreed that the Company may use Cash Collateral (as defined below) during the Chapter 11 Cases (as defined below) on the terms and subject to the conditions set forth in the Restructuring Term Sheet and as otherwise satisfactory to the Parties; and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which each of the Parties hereby acknowledges, each Party, intending to be legally bound hereby, agrees as follows:

1. Definitions; Rules of Construction.

(a) Definitions. The following terms shall have the following definitions:

“Affiliate” means, with respect to any Person, any other Person (whether now or hereinafter in existence) which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person.

“Agreement” has the meaning set forth in the preamble hereof.

“Alternative Proposal” means any plan of reorganization or liquidation, proposal, offer, transaction, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of material assets or equity interests or restructuring (other than the Restructuring) involving the Company and its controlled subsidiaries.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court in which the Chapter 11 Cases are commenced, as determined by the Company in consultation with CEC and previously disclosed to the Consenting Creditors.

“Business Day” means any day other than Saturday, Sunday, and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

“Caesars-Commenced Litigation” means the case captioned Caesars Entertainment Operating Company, Inc. and Caesars Entertainment Corporation v. Appaloosa Investment Limited Partnership I, et. al., Index No. 652392/2014 (N.Y. Sup. Ct., N.Y. Cty.).

“Caesars Cases” means the cases captioned (a) Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018, on behalf of itself and derivatively on behalf of Caesars Entertainment Operating Company, Inc. v. Caesars Entertainment Corporation, et. al., Case No. 10004-VCG (Del. Ch.), (b) MeehanCombs Global Credit Opportunities Master Fund, LP, et. al. v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7097 (S.D.N.Y.), and (c) Frederick Barton Danner v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7973 (S.D.N.Y.), and (d) all claims in, and causes of action relating to, the Caesars Cases otherwise described in clauses (a)–(c) above.

“Caesars Parties” has the meaning set forth in the preamble hereof.

“Cash Collateral” means the Company’s cash to the extent that such cash is “Collateral” and subject to a perfected “Lien,” both as defined under the Credit Agreement and/or First Lien Indentures, as the case may be, and in each case that has not been avoided.

“Cash Collateral Stipulation” means a stipulation governing the use of Cash Collateral that shall be consistent with the Restructuring Term Sheet and otherwise reasonably acceptable in form and substance to the Company, CEC, and the Requisite Consenting Creditors.

“CEC” has the meaning set forth in the preamble hereof.

“CEC Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with (a) the Amended and Restated Credit Agreement, dated as of November 14, 2012, among CEOC, as borrower, and CEC, as lenders, and (b) the Global Intercompany Note, dated as of January 28, 2008, among CEC and certain Affiliates.

“CEOC” has the meaning set forth in the preamble hereof.

“CES” means Caesars Enterprise Services, LLC and its subsidiaries (whether now or hereinafter in existence).

“Chapter 11 Cases” means the voluntary chapter 11 cases that the Company will commence to effectuate the Restructuring.

“Claim” means any claim identified on a Party’s signature block hereto on account of indebtedness issued by CEOC pursuant to the Credit Agreement, the First Lien Indentures, or the Non-First Lien Indentures, or any other claim (as that term is defined by section 101(5) of the Bankruptcy Code), in each case, other than any claim for which the holder (x) does not have the right to control voting or (y) is not permitted by a preexisting contractual obligation or operation of law to vote in favor of the Restructuring. For the avoidance of doubt (i) “Claim” shall not include any claims in respect of derivatives related to or referencing indebtedness, (ii) without limiting Section 12 hereof, if the holder of a claim ceases to have the right to control voting with respect to such claim, such claim shall no longer be deemed a “Claim” for purposes of this Agreement, unless and until such holder subsequently acquires the right to control voting with respect to such claim, and (iii) the definition set forth herein shall not limit nor be deemed to limit the scope of any release provided under the Restructuring Term Sheet.

“Claim Holder” refers to (i) each Consenting Creditor, (ii) LS3, (iii) LS5, and (iv) each Caesars Party, to the extent such Caesars Party, as of the date of execution of this Agreement, either (a) is a beneficial owner of Claims or (b) has investment or voting discretion with respect to Claims and has the power and authority to bind the beneficial owner(s) of such Claims to the terms of this Agreement.

“Collateral Agent” has the meaning ascribed to it in the Credit Agreement and First Lien Indentures.

“Company” has the meaning set forth in the preamble hereof.

“Company Termination Event” has the meaning set forth in Section 10 hereof.

“Confidential Claims Information” has the meaning set forth in Section 5(a)(iii) hereof.

“Confirmation Order” has the meaning set forth on Exhibit D hereto.

“Consenting Creditors” has the meaning set forth in the preamble hereof.

“Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of July 25, 2014, among CEC, CEOC, as borrower, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent.

“Creditor Termination Event” has the meaning set forth in Section 8 hereof.

“Creditor Termination Right” has the meaning set forth in Section 8 hereof.

“Definitive Documentation” means the RSA Assumption Motion, Plan, Disclosure Statement, Cash Collateral Stipulation, any court filings in the Chapter 11 Cases that could be reasonably expected to affect the interests of holders of First Lien Bond Claims (but not, for the avoidance of doubt, any professional retention motions or applications), in their capacities as such, and any other documents or exhibits related to or contemplated in the foregoing.

“Deposit Accounts” means (i) account number ############ held at U.S. Bank National Association and (ii) account number ############ held at Wells Fargo Bank, National Association, or such other account(s) as may be designated in the event that applicable control agreements are breached or if a notice of exclusive control is delivered with respect to such account(s).

“Disclosure Statement” means the Company’s disclosure statement, including any exhibits, appendices, related documents, ballots, and procedures related to the solicitation of votes to accept or reject the Plan, in each case, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, in respect of the Plan and that is prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure, and other applicable law, each of which shall be substantially consistent with this Agreement and shall otherwise be reasonably acceptable to the Requisite Consenting Creditors and the Company.

“Effective Date” means the date upon which all conditions precedent to the effectiveness of the Plan have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and on which the Restructuring and the other transactions to occur on the Effective Date pursuant to the Plan become effective or are consummated.

“EMC” means certain entities or accounts managed or controlled by Elliott Management Corporation who are named as defendants in the Caesars-Commenced Litigation.

“Event of Default” has the meaning ascribed to it in the First Lien Indentures.

“Executory Contracts and Unexpired Leases” means any contracts or unexpired leases to which the Company is a party that are subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

“Fiduciary Out” has the meaning set forth in Section 10(c) hereof.

“First Lien Bank Claim” means a Claim in respect of First Lien Bank Debt.

“First Lien Bank Debt” means indebtedness incurred by the Company pursuant to the Credit Agreement.

“First Lien Bank Documents” means the “Loan Documents” as defined in the Credit Agreement.

“First Lien Bond Claim” means a Claim in respect of First Lien Bond Debt.

“First Lien Bond Debt” means indebtedness incurred by the Company pursuant to the First Lien Indentures.

“First Lien Fees and Expenses” means (i) all reasonable and documented out-of-pocket expenses (other than professional fees) incurred by any Initial Consenting Creditor in connection with the negotiation and implementation of the Restructuring plus (ii) First Lien Professional Fees.

“First Lien Indentures” means (i) the Indenture dated as of June 10, 2009, as it may have been amended and supplemented from time to time, governing CEOC’s 11.25% Senior Secured Notes due 2017, (ii) the Indenture dated as of February 14, 2012, as it may have been amended and supplemented from time to time, governing CEOC’s 8.5% Senior Secured Notes due 2020, (iii) the Indenture dated as of August 22, 2012, as it may have been amended and supplemented from time to time, governing CEOC’s 9% Senior Secured Notes due 2020 and (iv) the Indenture dated as of February 15, 2013, as it may have been amended and supplemented from time to time, governing CEOC’s 9% Senior Secured Notes due 2020.

“First Lien Professional Fees” means all reasonable and documented fees and expenses of the First Lien Professionals incurred in their representation of holders of First Lien Bond Debt in connection with the Company, from the date of the First Lien Professionals’ respective retentions by such holders of First Lien Bond Debt through and including the later of either (i) the termination of this Agreement pursuant to Sections 8, 9, or 10 of this Agreement or (ii) the Effective Date; provided that documentation of such First Lien Professional Fees shall be summary in nature and shall not include billing detail that may be subject to the attorney-client privilege or other similar protective doctrines.

“First Lien Professionals” means Kramer Levin Naftalis & Frankel LLP, Miller Buckfire & Co., Breazeale, Sachse & Wilson, L.L.P., Ballard Spahr LLP, one (1) special REIT counsel, and one (1) local counsel engaged by the Consenting Creditors in connection with the Chapter 11 Cases, and such other legal, consulting, financial, and/or other professional advisors as may be retained or may have been retained from time to time by any of the Initial Consenting Creditors with the prior written consent of the Company, which consent shall not be unreasonably withheld.

“Forbearance Defaults” means defaults or Events of Default alleged in or in connection with (a) the May 2014 Transactions, (b) the Services Transactions, (c) the CEC Transactions, (d) the Incurrence Transactions, (e) the Restricted Transactions, (f) the Caesars Cases, (g) the Caesars-Commenced Litigation, and (h) any actions taken pursuant to and in compliance with the terms of this Agreement.

“Forbearance Termination Event” has the meaning set forth in Section 3(a) hereto.

“Incurrence Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Incremental Facility Amendment and Term B-7 Agreement, dated as of June 11, 2014, among CEC, Caesars Operating Escrow LLC, the Incremental Lenders party thereto, Bank of America, N.A., Credit Suisse AG, Cayman Islands Branch, and upon the assumption of the Term B-7 Loans, CEOC.

“Initial Consenting Creditor” means the Consenting Creditors who are the following signatories hereto: (i) Brigade Capital Management, LP; (ii) DDJ Capital Management, LLC; (iii) Elliott International, L.P.; (iv) Elliott Associates, L.P.; (v) The Liverpool Limited Partnership; (vi) J.P. Morgan Investment Management Inc.; (vii) JPMorgan Chase Bank, N.A.; and (viii) Pacific Investment Management Company LLC.

“LS3” has the meaning set forth in the preamble hereof.

“LS5” has the meaning set forth in the preamble hereof.

“May 2014 Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Transaction Agreement dated as of March 1, 2014, as amended, by and among CEC, CEOC, Caesars License Company, LLC, Harrah’s New Orleans Management Company, Corner Investment Company, LLC, 3535 LV Corp., Parball Corporation, JCC Holding Company II, LLC, Caesars Acquisition Company, and Caesars Growth Partners, LLC.

“Milestones” means those milestones set forth on Exhibit D hereto.

“MLSA” means that certain Management and Lease Support Agreement, as described in the Restructuring Term Sheet.

“Non-First Lien Indentures” means the indentures governing CEOC’s (a) 10.00% second-priority senior secured notes due 2015, (b) 10.00% second-priority senior secured notes due 2018, (c) 12.75% second-priority senior secured notes due 2018, (d) 10.75% senior notes due 2016, (e) 10.75%/11.5% senior toggle notes due 2018, (f) 6.5% senior notes due 2016, and (g) 5.75% senior notes due 2017.

“Note Purchase and Support Agreement” means that certain agreement entered into by CEC, CEOC, and certain holders of the 6.50% Senior Notes due 2016 and 5.7% Notes due 2017, dated August 12, 2014.

“Outside Date” has the meaning set forth on Exhibit D hereto.

“Parties” has the meaning set forth in the preamble hereof.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

“Petition Date” means the date on which the Company commences the Chapter 11 Cases.

“Plan” means the joint prenegotiated chapter 11 plan of reorganization of the Company through which the Restructuring will be effected (as amended, supplemented, or otherwise modified from time to time), and which Plan must be materially consistent with this Agreement and the Restructuring Term Sheet and shall otherwise be reasonably acceptable to the Requisite Consenting Creditors and the Company.

“Qualified Marketmaker” means an entity that holds itself out to the public or applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Company, in its capacity as a dealer or market maker in claims against the Company.

“Requisite Consenting Creditors” means, as of any time of determination, the Consenting Creditors holding greater than two-thirds of the aggregate amount of all First Lien Bond Claims held at such time by all of the Consenting Creditors; provided that any First Lien Bond Claims held by any of the Caesars Parties and/or their respective Affiliates shall not be included in the foregoing calculation.

“Restricted Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Note Purchase and Support Agreement.

“Restructuring” has the meaning set forth in the recitals hereof.

“Restructuring Support Party” means each of (i) the Caesars Parties (other than the Company), (ii) the Consenting Creditors, (iii) LS3, and (iv) LS5, together with the respective Affiliates, subsidiaries, managed funds, representatives, officers, directors, agents, and employees of each of the foregoing, in each case to the extent controlled by such Restructuring Support Party.

“Restructuring Support Period” means the date commencing on the date this Agreement becomes effective in accordance with Section 15 hereof and ending on the earlier of (i) the date on which this Agreement is terminated with respect to all Parties, and (ii) the Effective Date.

“Restructuring Term Sheet” has the meaning set forth in the recitals hereof.

“RSA Assumption Motion” has the meaning set forth on Exhibit D hereto.

“Securities Act” has the meaning set forth in Section 7(c) hereof.

“Services Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Omnibus License and Enterprise Services Agreement, dated May 20, 2014, by and among CES, CEOC, CERP, Caesars Growth Properties Holdings, LLC, Caesars License Company, LLC, and Caesars World, Inc.

“Termination Events” has the meaning set forth in Section 10 hereto.

“Transfer” has the meaning set forth in Section 12 hereto.

“Transferee” has the meaning set forth on Exhibit E hereto.

“Trustee” has the meaning ascribed to it in the First Lien Indentures.

“Trustee Litigation” means the case captioned UMB Bank v. Caesars Entertainment Corporation, et al., C.A. No. 10393-VCG (Del. Ch.).

(b) Rules of Construction. Other than as contained within Section 28, each reference in this Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to this Agreement, the Restructuring Term Sheet, and the Cash Collateral Stipulation taken as a whole.

2. Commitment of Restructuring Support Parties.

(a) Affirmative Covenants. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each Restructuring Support Party shall:

(i) negotiate in good faith the Definitive Documentation, in form and substance consistent in all material respects with this Agreement (including the Restructuring Term Sheet and all exhibits thereto, which, for the avoidance of doubt, shall be binding on all the Parties upon the effectiveness of this Agreement), and as otherwise reasonably acceptable to the Requisite Consenting Creditors, the Company, and CEC (in respect of CEC, to the extent such Definitive Documents could be reasonably expected to affect the interests of CEC);

(ii) consent to those actions contemplated by this Agreement or otherwise required to be taken to effectuate the Restructuring, including entering into all documents and agreements necessary to consummate the Restructuring, in each case, to which such Restructuring Support Party is to be a party;

(iii) support the Restructuring and vote in favor of the Plan, when properly solicited to do so under the Bankruptcy Code, all Claims now or hereafter beneficially owned by such Restructuring Support Party or for which it now or hereafter serves as the nominee, investment manager, or advisor for beneficial holders of Claims (and not withdraw or revoke its tender, consent, or vote with respect to the Plan); provided that the foregoing may be waived by the Company in its sole discretion; provided, further, that (x) such vote may be revoked (and, upon such revocation, deemed void ab initio) by any of the Consenting Creditors at any time following the termination of this Agreement with respect to such Consenting Creditor, but only to the extent this Agreement has terminated on account of a breach by a Party other than such Consenting Creditor, it being understood and agreed that no Restructuring Support Party shall enter into any arrangement whereby it transfers voting rights for the purpose of avoiding any obligations under this Agreement, and (y) if this Agreement (including the Restructuring Term Sheet) is amended in a manner that would adversely affect a Consenting Creditor’s First Lien Bank Claim(s), such Consenting Creditor (1) shall no longer be obligated to vote hereunder in respect of any First Lien Bank Claim(s) and (2), to the extent such Consenting Creditor has voted any First Lien Bank Claim(s) hereunder, shall be permitted to revoke its vote in respect of such First Lien Bank Claim(s) (and upon such revocation, such vote shall be deemed void ab initio).

(iv) upon its execution of this Agreement, exercise its Put Option with respect to OpCo New Common Stock as provided by the Restructuring Term Sheet, which election shall be binding on such Restructuring Support Party and any Transferee thereof; and

(v) support the mutual release and exculpation provisions to be provided in the Plan.

(b) Negative Covenants. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each Restructuring Support Party shall not:

(i) seek, solicit, support, vote its Claims for, or consent to, an Alternative Proposal; or

(ii) take any action materially inconsistent with the transactions expressly contemplated by this Agreement, or that would materially delay or obstruct the consummation of the Restructuring, including, without limitation, commencing, or joining with any Person in commencing, any litigation or involuntary case for relief under the Bankruptcy Code against the Company or CEC.

Subject in all respects as may otherwise be provided for under the applicable documents governing the intercreditor relationships among the parties thereto, nothing in this Agreement shall prohibit any Restructuring Support Party from (x) appearing as a party-in-interest in any matter arising in the Chapter 11 Cases so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement or the Restructuring, and do not hinder, delay, or prevent consummation of the Restructuring, (y) taking or directing any action relating to maintenance, protection, or preservation of any collateral, to the extent such actions are not inconsistent with this Agreement, and (z) enforcing any right, remedy, condition, consent, or approval requirement under this Agreement or any Definitive Documentation entered into in connection with the Restructuring; provided that, in each case, any such action is not materially inconsistent with such Restructuring Support Party’s obligations hereunder.

3. Consenting Creditors’ Forbearance.

(a) Until the earlier to occur of (i) the termination of this Agreement and (ii) the occurrence of any Event of Default (other than any Forbearance Default) that continues for five (5) consecutive Business Days after notice thereof from the Trustee to the Company (each of clause (i) and clause (ii), a “Forbearance Termination Event”), each Consenting Creditor agrees to forbear from exercising its default-related rights and remedies (as well as any setoff rights and remedies) under the First Lien Indentures or applicable law, against the Company and CEC and, with respect to each, their property and interests in property.

(b) Upon the occurrence of a Forbearance Termination Event, the agreement of the Consenting Creditors hereunder to forbear from exercising rights and remedies in respect of the Forbearance Defaults, shall immediately terminate without requirement of any demand, presentment, protest, or notice of any kind, all of which the Company hereby waives (to the extent permitted by applicable law).

(c) The Company agrees that, upon the occurrence of, and at any time after the occurrence of, a Forbearance Termination Event, the Consenting Creditors or the Collateral Agent or the Trustee, as applicable, may proceed, subject to the terms of the First Lien Bank Documents, the First Lien Indentures, and applicable law, to exercise any or all rights and remedies under the First Lien Bank Documents, the First Lien Indentures, applicable law, and/or in equity, including, without limitation, the rights and remedies on account of the Forbearance Defaults, all of which rights and remedies are fully reserved.

(d) The Caesars Parties agree that, prior to the termination of this Agreement with respect to any particular Consenting Creditor, the Caesars Parties shall not commence any litigation or interpose any claim arising from or in any way related to the First Lien Bond Debt against any such Consenting Creditor. The Consenting Creditors agree that, prior to the termination of this Agreement with respect to any particular Caesars Party, the Consenting Creditors shall not commence any litigation or interpose or join in any claim arising from or in any way relating to the First Lien Bond Debt against any such Caesars Party, including, without limitation, in connection with any of the Caesars Cases or the Trustee Litigation.

(e) For the avoidance of doubt, and notwithstanding anything herein, the forbearance set forth in this Section 3 shall not constitute a waiver with respect to any defaults or any events of defaults under the First Lien Indentures and shall not bar any Consenting Creditor from filing a proof of claim or taking action to establish the amount of such Claim.

(f) Anything in this Agreement or otherwise notwithstanding, (i) the Trustee Litigation may proceed unaffected by this Agreement, including, without limitation, all Parties to this Agreement may take any and all actions, make any and all omissions, give any and all directions and/or instructions, file any and all papers and documents, provide any and all evidence, raise and/or prosecute any and all claims and defenses, and otherwise act (or omit to act) in connection with or in reference to the Trustee Litigation as they may elect in their sole and absolute discretion, and all Parties to this Agreement hereby reserve all of their respective rights, powers, and remedies in connection with or in reference to the Trustee Litigation; and (ii) each of the Parties to this Agreement hereby agrees not to allege, assert directly or indirectly, plead, raise by claim or defense, challenge, or otherwise contend that the rights, powers, or remedies of any Party or trustee in connection with or in reference to the Trustee Action are in any manner restricted, limited, or otherwise prejudiced due to the existence of this Agreement or anything contained in this Agreement, and nothing contained in this Agreement shall be admissible for any such purpose. Notwithstanding the foregoing, the Consenting Creditors agree that if and only if the Petition Date occurs, then upon the occurrence of such Petition Date, they (x) shall not seek to modify or otherwise oppose the imposition of the automatic stay under Section 362 of the Bankruptcy Code until the earlier of (i) the termination of this Agreement and (ii) the Effective Date and (y) to the extent a Consenting Creditor has directed the Trustee in connection with the Trustee Litigation, such Consenting Creditor shall direct the Trustee to agree to a consensual stay of the Trustee Litigation commencing upon the Petition Date and expiring upon the termination of this Agreement.

4. Withdrawal of Litigation and Tolling.

(a) Subject to Section 4(e) hereof, prior to the Petition Date, (i) the Company and CEC will dismiss without prejudice, or otherwise stay, the claims asserted against EMC in the Caesars-Commenced Litigation (and, for the avoidance of doubt, shall not attempt to or otherwise cause the retraction revocation or termination of the dismissal during the term of this Agreement) (provided, however, that the Company and CEC may pursue all claims in the Caesars-Commenced Litigation against any entity that is not an affiliate of EMC, directly or indirectly controlled or managed by Elliott Management Corporation or its Affiliates, or a Consenting Creditor), and (ii) within two (2) business days of such dismissal, EMC will withdraw, without prejudice, its pending motion to dismiss (and, for the avoidance of doubt, shall not attempt to or otherwise cause the retraction revocation or termination of the withdrawal during the term of this Agreement). No Caesars Party shall, during the term of this Agreement, prosecute or pursue against EMC any of the claims asserted against EMC in the Caesars-Commenced Litigation or any similar or related claims.

(b) Subject to Section 4(e) hereof, upon the termination of this Agreement with respect to the Company, CEC, and EMC, the agreements between the Company, CEC, and EMC in respect of the Caesars-Commenced Litigation as set forth above shall immediately terminate.

(c) [Reserved.]

(d) The Caesars Parties acknowledge and agree that the time from the date hereof through and including the date that is five (5) Business Days after the date that this Agreement has been terminated with respect to all Parties shall not be counted for purposes of determining whether any litigation commenced or claim interposed by any of the Consenting

Creditors, the Trustee, or the Collateral Agent against any Caesars Party, which litigation or claim relates in any way to the Company or its Affiliates (including, but not limited to, any claims relating to any transaction by or among, or approved by, the Caesars Parties), was commenced or interposed within the applicable statute of limitations or in compliance with any other rule or doctrine of timeliness. If any Caesars Party commences any litigation or asserts any claim against any particular Consenting Creditor, which litigation or claim relates to or arises from the First Lien Indentures or any matters at issue in the Caesars-Commenced Litigation (including but not limited to the assertion of claims by the Company or CEC against EMC in the Caesars-Commenced Litigation), the time between the date hereof through and including the date that is five (5) Business Days after the date that this Agreement has been terminated with respect to such Consenting Creditor shall not be counted for purposes of determining whether any such litigation was commenced or claim interposed within the applicable statute of limitations or in compliance with any similar rule or doctrine of timeliness.

(e) Notwithstanding anything in this Section 4 to the contrary, in the event that EMC does not become Party to this Agreement as a Consenting Creditor by the date that is two (2) Business Days after the date hereof, Section 4(a) and 4(b) shall be of no effect and Section 4(c) shall be deemed amended such that it shall not apply with respect to claims held by Caesars against EMC.

5. Covenants of Caesars Parties.

(a) Affirmative Covenants of the Caesars Parties. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each of the Caesars Parties shall:

(i) (A) support and complete the Restructuring and all transactions contemplated under the Restructuring Term Sheet and this Agreement, in accordance with the Milestones, (B) negotiate in good faith the Definitive Documentation necessary to effectuate the Restructuring, on the terms and subject to the conditions set forth in this Agreement, (C) use its commercially reasonable efforts to obtain any and all required governmental, regulatory, licensing, or other approvals (including, without limitation, any necessary third-party consents) necessary to the implementation or consummation of the Restructuring; (D) use its commercially reasonable efforts to lift or otherwise reverse the effect of any injunction or other order or ruling of a court or regulatory body that would impede the consummation of a material aspect of the Restructuring, and (E) operate the Company in the ordinary course consistent with industry practice and the operations contemplated pursuant to the Company’s business plan, taking into account the Restructuring and the commencement of the Chapter 11 Cases;

(ii) promptly notify or update the Consenting Creditors upon becoming aware of any of the following occurrences: (A) an additional person becomes a Consenting Creditor after the date of this Agreement; (B) a Termination Event has occurred; (C) any person has challenged the validity or priority of, or has sought to avoid, any lien securing the First Lien Bond Debt pursuant to a pleading filed with the Bankruptcy Court or another forum of competent jurisdiction; (D) material developments, negotiations, or proposals relating to the Caesars-Commenced Litigation, the Caesars Cases, the Forbearance Defaults, and any other case or controversy that may be commenced against such Caesars Party in a court of competent jurisdiction or brought before a state or federal regulatory, licensing, or similar board, authority, or tribunal that would reasonably be expected to materially impede or prevent consummation of the Restructuring; and

(iii) unless the Caesars Party obtains the prior written consent of a Consenting Creditor: (x) use the information regarding any Claims owned at any time by such Consenting Creditor (the “Confidential Claims Information”) solely in connection with this Agreement (including any disputes relating thereto); and (y) except as required by law, rule, or regulation or by order of a court or as requested or required by the Securities and Exchange Commission or by any other federal or state regulatory, judicial, governmental, or supervisory authority or body, keep the Confidential Claims Information strictly confidential and not disclose the Confidential Claims Information to any other Person; provided, however, that the Caesars Parties may combine the Confidential Claims Information provided to the Caesars Parties by a Consenting Creditor with the corresponding data provided to the Company by the Consenting Creditors and freely disclose such combined data on an aggregate basis. In the event that any of the Caesars Parties is required (by law, rule, regulation, deposition, interrogatories, requests for information or documents in legal or administrative proceedings, subpoena, civil investigative demand or other similar process, or by any governmental, judicial, regulatory, or supervisory body) to disclose the Confidential Claims Information or the contents thereof, the Caesars Parties shall, to the extent legally permissible, provide affected Consenting Creditors with prompt notice of any such request or requirement so that such Consenting Creditors may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this section. If, in the absence of a protective order or other remedy or the receipt of a waiver from a Consenting Creditor, a Caesars Party believes that it is nonetheless, following consultation with counsel, required to disclose the Confidential Claims Information, such Caesars Party may disclose only that portion of the Confidential Claims Information that it believes, following consultation with counsel, it is required to disclose, provided that it exercises reasonable efforts to preserve the confidentiality of the Confidential Claims Information, including, without limitation, by marking the Confidential Claims Information “Confidential – Attorneys’ Eyes Only” and by reasonably cooperating with the affected Consenting Creditor to obtain an appropriate protective order or other reliable assurance that confidential and attorneys’ eyes only treatment will be accorded the Confidential Claims Information. In no event shall this Agreement be construed to impose on a Consenting Creditor an obligation to disclose the price for which it acquired or disposed of any Claim. The Caesars Parties’ obligations under this Section 5(a)(iii) shall survive termination of this Agreement.

(b) Negative Covenants of the Caesars Parties. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each of the Caesars Parties (except with the prior written consent of the Requisite Consenting Creditors) shall not, directly or indirectly:

(i) take any action to solicit, initiate, encourage, or assist the submission of an Alternative Proposal; provided that this Section 5(b)(i) shall not apply to the Company after the Petition Date. If any Caesars Party receives a proposal or expression of interest in undertaking an Alternative Proposal, so long as the Consenting Creditors have agreed to comply with any applicable confidentiality restrictions related thereto (it being understood that CEC will not require any confidentiality restrictions that are in addition to the confidentiality restrictions set forth in any non-disclosure agreement between (1) any Consenting Creditor and the Company, or (2) the First Lien Professionals and the Company, that is in effect on the date hereof), the Caesars Party shall promptly notify the First Lien Professionals of the receipt of such proposal or expression of interest, with such notice to include the identity of the Person or group of Persons involved as well as the terms of such Alternative Proposal; it being acknowledged and agreed that, without limiting the restrictions imposed on the Company pursuant to this Section 5(b)(i), the Company may pursue such Alternative Proposal (including by facilitating diligence in connection with such Alternative Proposal) in accordance with the Company’s fiduciary duties as set forth by Section 20 hereof;

(ii) (A) publicly announce its intention not to pursue the Restructuring; (B) suspend or revoke the Restructuring; or (C) execute any agreements, instruments, or other documents (including any modifications or amendments to any material Definitive Documentation necessary to effectuate the Restructuring) that, in whole or in part, are not substantially consistent with this Agreement, or are not otherwise reasonably acceptable to the Requisite Consenting Creditors and the Company; or

(iii) take any action or omit to take any action, or incur, enter into, or suffer any transaction, arrangement, condition, matter, or circumstance, that (in any such case) materially impairs, or would reasonably be expected to materially impair, the ability of CEC to perform its obligations under the MLSA relative to its ability to perform its obligations under the MLSA as of the date of this Agreement (after giving effect to the consummation of the Restructuring as if the Restructuring had been consummated on the date of this Agreement).

In the event the Company receives and determines to pursue an Alternative Proposal in an exercise of its fiduciary duties as set forth by Section 20 hereof, the Company shall promptly notify the Consenting Creditors of the existence and material terms of such Alternative Proposal; provided that the Company may withhold the material terms of such Alternative Proposal from any Consenting Creditor(s) who do not agree to applicable reasonable and customary confidentiality restrictions with respect thereto and/or who are in breach of this Agreement. After receipt of the material terms of such Alternative Proposal, the Requisite Consenting Creditors shall have three (3) Business Days after notice by the Company to propose changes to the terms of this Agreement, including the Restructuring Term Sheet and any exhibits thereto. The Company shall keep the Consenting Creditors informed of any amendments, modifications or developments with respect to such Alternative Proposal and any material information related to such Alternative Proposal, and, to the extent an Alternative Proposal is amended in any material respect, the Requisite Consenting Creditors shall have three (3) Business Days from any such amendment to propose changes to the terms of this Agreement.

For the avoidance of doubt, the covenants set forth in this Section 5 are in addition to, and not in lieu of, any covenants, obligations, or agreements of CEC contained in the Guaranty and Pledge Agreement, all of which covenants, obligations and agreements of CEC contained in the Guaranty and Pledge Agreement are hereby ratified and confirmed in all respects and shall survive and continue in full force and effect.

(c) Additional Covenants in Respect of CES. The Company and CEC shall use commercially reasonable efforts to cause, subject to the terms and conditions hereof and for the duration of the Restructuring Support Period, CES (except with the prior written consent of the Requisite Consenting Creditors) (i) to operate its business in the ordinary course, and (ii) to preserve and maintain intact all material assets, properties, and other interests (including, without limitation, intellectual property interests and intangible assets, such as reward programs and customer lists) that are currently owned, licensed, used, or enjoyed by the Company.

(d) Additional Affirmative Covenants of the Company. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Company shall:

(i) to the extent permitted by the Bankruptcy Court and applicable law, cause the signature pages attached to this Agreement to be redacted to the extent this Agreement is filed on the docket maintained in the Chapter 11 Cases, posted on the Company’s website, or otherwise made publicly available;

(ii) to the extent not otherwise paid in connection with the Chapter 11 Cases (including pursuant to any debtor-in-possession financing or the Cash Collateral Stipulation), promptly pay in cash (A) upon the execution of this Agreement by the Company, all accrued First Lien Fees and Expenses for which invoices or receipts are furnished by the First Lien Professionals and/or Consenting Creditors, (B) following the execution of this Agreement by the Company and prior to the Petition Date, all First Lien Fees and Expenses for which invoices or receipts are furnished by the First Lien Professionals and/or Consenting Creditors, and (C) after the Petition Date, subject to the Bankruptcy Court’s approval of the Company’s use of Cash Collateral, all unpaid First Lien Fees and Expenses incurred after the date of this Agreement from time to time, in any event within ten (10) Business Days of delivery to the Company of any applicable invoice or receipt, which shall be in compliance with any order of the Bankruptcy Court and payment of which shall be authorized pursuant to the Cash Collateral Stipulation. For the avoidance of doubt, invoices on account of First Lien Professional Fees shall contain summary detail of services performed to enable the Company to determine the reasonableness of such First Lien Professional Fees. The Company’s obligations to pay the First Lien Professional Fees shall not be affected or reduced by the payment of any First Lien Professional Fees by any holder of First Lien Bond Debt, irrespective of whether such holder remains a holder of First Lien Bond Debt as of the date of this Agreement or is a Consenting Creditor; and

(iii) within five (5) Business Days after satisfaction of the conditions to effectiveness of this Agreement set forth in Section 15 hereof, the Company shall enter into amended account control agreements with respect to the Deposit Accounts preventing the withdrawal of funds outside of the ordinary course of business from such Deposit Accounts, and the Company agrees that during such five (5) Business Day period, it shall not remove any funds from the Deposit Accounts outside of the ordinary course of business; provided that such account control agreements shall automatically revert back to the form of account control agreements in existence immediately prior to the execution of this Agreement upon the termination of this Agreement on account of the breach of this Agreement by one or more Consenting Creditors holding in the aggregate more than 5.0% of the First Lien Bond Claims held by all Consenting Creditors at the time of such breach (other than a breach by any Caesars Party or any of their Affiliates); provided further that such control agreements shall still automatically revert on account of a breach of this Agreement by one or more Consenting Creditors holding in the aggregate less than 5.0% of First Lien Bond Claims held by all non-breaching Consenting Creditors at the time of such breach (other than a breach by any Caesars Party or any of its Affiliates) if aggregate First Lien Bond Claims held by Consenting Creditors with power to vote in favor of the Plan is less than 2/3 plus one dollar of all First Lien Bond Debt (measured by notional value) or such breach otherwise would have a material adverse effect on the Restructuring.

(e) Additional Negative Covenants of the Company. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Company (except with the prior written consent of the Requisite Consenting Creditors) shall not, directly or indirectly:

(i) take any action in connection with the Restructuring that violates this Agreement;

(ii) (A) redeem, purchase or acquire, or offer to acquire any shares of, or any options, warrants, conversion privileges, or rights of any kind to acquire any shares of, any of its capital stock or other equity interests, or (B) issue, sell, pledge, dispose of, or grant or incur any encumbrance on, any shares of, or any options, warrants, conversion privileges, or rights of any kind to acquire any shares of, any of its capital stock or other equity interests (other than issuances of equity interests upon the exercise, exchange, or conversion of options, warrants, or other conversion privileges that are outstanding as of the date hereof and only in accordance with the terms of such options, warrants, or other conversion privileges as in effect on the date hereof);

(iii) to the extent it would materially impair the rights of the Consenting Creditors and the Company’s ability to consummate the Restructuring, and other than as required by the Plan, amend or propose to amend its respective certificate or articles of incorporation, bylaws, or comparable organizational documents;

(iv) to the extent it would materially impair the rights of the Consenting Creditors, (A) split, combine or reclassify any outstanding shares of its capital stock or other equity interests, or (B) declare, set aside or pay any dividend or other distribution payable in cash, stock, property, a combination thereof, or otherwise with respect to any of its capital stock or other equity interests or any capital stock or other equity interests of any other Person;

(v) pay or make any payment, transfer, or other distribution (whether in cash, securities, or other property) of or in respect of principal of or interest on any funded indebtedness of the Company that either (A) is expressly subordinate in right of payment to the First Lien Bond Debt or (B) secured by an interest in collateral, which interest is subordinate in priority to that securing any of the First Lien Bond Debt, or any payment or other distribution (whether in cash, securities, or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, or termination in respect of any such funded indebtedness that is not contemplated by the Restructuring Term Sheet; or

(vi) enter into any proposed settlement (other than as contemplated by this Agreement and the Restructuring or as previously disclosed to the First Lien Professionals prior to the date hereof) of any claim, litigation, dispute, controversy, cause of action, proceeding, appeal, determination, investigation, matter, or otherwise that will materially impair the Company’s ability to consummate the Restructuring.

(f) The Company acknowledges that it has reviewed this Agreement and has decided to enter into this Agreement on the terms and conditions set forth herein and in the Restructuring Term Sheet in the exercise of its fiduciary duties.

6. Mutual Representations and Warranties.

(a) Each of the Parties, severally and not jointly, represents and warrants to each other Party that the following statements are true, correct, and complete as of the date hereof (or the date that a Transferee becomes a Party):

(i) it is validly existing and in good standing under the laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(ii) except as expressly provided in this Agreement or in the Bankruptcy Code (if applicable) or as may be required for disclosure by the Securities and Exchange Commission, no material consent or approval of, or any registration or filing with, any other Person is required for it to carry out the Restructuring contemplated by, and perform its obligations under, this Agreement;

(iii) except as expressly provided in this Agreement or the Bankruptcy Code (if applicable), it has all requisite organizational power and authority to enter into this Agreement and to carry out the Restructuring contemplated by, and perform its obligations under, this Agreement;

(iv) the execution and delivery by it of this Agreement, and the performance of its obligations hereunder, have been duly authorized by all necessary organizational action on its part;

(v) it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement; and

(vi) the execution, delivery, and performance by such Party of this Agreement does not and will not (1) violate any provision of law, rule, or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, (2) conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under any material debt for borrowed money to which it or any of its subsidiaries is a party, or (3) violate any order, writ, injunction, decree, statute, rule, or regulation; provided that, (x) the foregoing shall not apply with respect to the Company on account of any defaults arising from the commencement of the Chapter 11 Cases or the pendency of the Restructuring and (y) for the avoidance of doubt, but without limiting the Company’s obligations pursuant to Section 5(b)(i) hereof, nothing in this Section 6(a)(vi) shall, or shall be deemed to, waive, limit, or otherwise impair the Company’s ability to exercise its fiduciary duties as set forth by Section 20 hereof, but subject, in all events, to Section 20(b) hereof prior to the Petition Date.

(b) The Caesars Parties represent and warrant to the Restructuring Support Parties that there are no pending agreements (oral or written), understandings, negotiations, or discussions with respect to any Alternative Proposal.

7. Ownership of Claims. Each Claim Holder, severally and not jointly, represents and warrants as follows:

(a) as of the date of this Agreement, it (i) is either (A) the sole beneficial owner of the principal amount of Claims set forth below its signature hereto, or (B) has sole investment or voting discretion with respect to the principal amount of Claims set forth below its signature hereto and has the power and authority to bind the beneficial owner(s) of such Claims to the terms of this Agreement, (ii) has full power and authority to act on behalf of, vote, and consent to matters concerning such Claims and dispose of, exchange, assign, and transfer such Claims, and (iii) holds no Claims (other than potential causes of action or litigation claims, contingent, unmatured or unliquidated claims, or claims for interest or fees arising under or in connection with any indenture, credit agreement, or other credit document) that are not identified below its signature hereto; in each case except as this provision may be specifically waived, in writing by the Company;

(b) other than pursuant to this Agreement, such Claims that are subject to Section 7(a) hereof are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrance of any kind, that would adversely affect in any way such Consenting Creditor’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

(c) (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act of 1933, as amended (the “Securities Act”), (C) a non-U.S. person under Regulation S under the Securities Act, or (D) the foreign equivalent of (A) or (B) above, and (ii) any securities of any Caesars Party acquired by the applicable Claim Holder in connection with the Restructuring will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

8. Termination by Consenting Creditors. (i) The Requisite Consenting Creditors may terminate this Agreement and (ii) CEC, other than with respect to Sections 8(i) and 8(k), may terminate this Agreement (each, a “Creditor Termination Right”), in each case, upon delivery of written notice to the Company in accordance with Section 26 hereof at any time after the occurrence of, and during the continuation of, any of the following events (each, a “Creditor Termination Event”):

(a) the breach by any of the Caesars Parties, LS3, or LS5 of any of their obligations, representations, warranties, or covenants set forth in this Agreement in any material respect, which breach remains uncured for a period of five (5) consecutive Business Days after the receipt by such breaching Party and the Company of written notice of such breach from the Requisite Consenting Creditors or CEC, as the case may be; provided that for the avoidance of doubt, CEC may not exercise a Creditor Termination Right arising from its own breach, or that of LS3 or LS5, of any obligation, representation, warranty, or covenant set forth in this Agreement;

(b) the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction, of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a material portion of the Restructuring (including with respect to the regulatory approvals or tax treatment contemplated by the Restructuring), which action remains uncured for a period of five (5) consecutive Business Days after the receipt by the Company and the Consenting Creditors of written notice of such event;

(c) a trustee under section 1104 of the Bankruptcy code or an examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall have been appointed in the Chapter 11 Cases;

(d) the Chapter 11 Cases are converted to cases under chapter 7 of the Bankruptcy Code or the Chapter 11 Cases shall have been dismissed, in each case, by order of the Bankruptcy Court, which order has not otherwise been stayed;

(e) if any of the Definitive Documentation necessary to effectuate the Restructuring (including any amendment or modification thereof) filed with the Bankruptcy Court or otherwise finalized, or has become effective, shall contain terms and conditions that are not materially consistent with this Agreement or shall otherwise not be on terms reasonably acceptable to the Requisite Consenting Creditors, the Company, and CEC, and such material inconsistency remains uncured for a period of five (5) consecutive Business Days after the receipt by the Company and the Consenting Creditors of written notice of such material inconsistency;

(f) a Caesars Party, LS3, LS5, or any of their respective Affiliates files any motion or pleading with the Bankruptcy Court that is not substantially consistent with this Agreement and such motion or pleading has not been withdrawn within two (2) Business Days of each of the Company’s and the applicable filing Party’s receiving written notice from the Requisite Consenting Creditors that such motion or pleading is materially inconsistent with this Agreement, unless such motion or pleading does not seek, and could not result in, relief that would have any adverse impact on the interest of holders of First Lien Bond Claims in connection with the Restructuring; provided that CEC may only terminate this Agreement pursuant to this Section 8(f) if CEC is materially and adversely affected by such motion or pleading;

(g) the Company executes a letter of intent (or similar document) stating its intention to pursue an Alternative Proposal;

(h) other than pursuant to any relief sought by the Company that is not materially inconsistent with its obligations hereunder, the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of the Company having an aggregate fair market value in excess of $5,000,000 without the written consent of the Requisite Consenting Creditors;

(i) the Company fails to satisfy or comply with any Milestone;

(j) the occurrence of the Outside Date if all of the material transactions contemplated hereby have not been consummated; or

(k) any Caesars Party commences an action to challenge the validity or priority of, or to avoid, the liens on any asset or assets comprising any material portion of the collateral securing the First Lien Bond Debt.

9. Mutual Termination. This Agreement may be terminated by mutual agreement among (a) the Caesars Parties, and (b) the Requisite Consenting Creditors.

10. Company Termination Events. This Agreement may be terminated by delivery to the other Parties of a written notice, delivered in accordance with Section 26 of this Agreement, by (i) the Company upon the occurrence of any of the following events (each a “Company Termination Event,” and together with the Creditor Termination Events, the “Termination Events”) and (ii) CEC upon the occurrence of a Company Termination Event listed in Section 10(e):

(a) the breach by any Restructuring Support Party of any of the obligations, representations, warranties, or covenants of such Restructuring Support Party set forth in this Agreement in any respect that materially and adversely affects the Company’s interests in connection with the Restructuring, which breach remains uncured for a period of five (5) consecutive Business Days after the receipt by such breaching Restructuring Support Party from the Company of written notice of such breach; provided that, with respect to a breach by one or more Consenting Creditors, the foregoing shall apply only if (x) such breaching Consenting Creditor(s) hold(s) in excess of 5.0% of First Lien Bond Claims held by all Consenting Creditors, (y) non-breaching Consenting Creditors with power to vote in favor of the Plan do not then hold at least 2/3 plus one dollar of First Lien Bond Debt (measured by notional value), or (z) such breach would otherwise have a material adverse effect on the Restructuring;

(b) the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction, of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a material portion of the Restructuring (including with respect to the regulatory approvals or tax treatment contemplated by the Restructuring), which action remains uncured for a period of five (5) consecutive Business Days after the receipt by the Company and the Consenting Creditors of written notice of such event; provided that the Caesars Parties have otherwise complied with their obligations under Section 5(a)(i)(D) of this Agreement;

(c) the exercise by the Company of its fiduciary duties as set forth by Section 20 hereof (the “Fiduciary Out”), but without limiting the Company’s obligations pursuant to Section 5(b)(i) hereof;

(d) any Party other than the Company and its Affiliates files any motion or pleading with the Bankruptcy Court that is not substantially consistent with this Agreement and such motion or pleading has not been withdrawn or corrected within seven (7) Business Days of such Party receiving written notice from the Company that such motion or pleading is materially inconsistent with this Agreement, or CEC and/or any of its Affiliates (other than the Company) obtains relief with respect to any motion or pleading with the Bankruptcy Court that is not substantially consistent with this Agreement;

(e) if at least 2/3 of First Lien Bond Debt (measured by notional value) plus one dollar is not beneficially owned or controlled, with power to vote in favor of the Plan, by Consenting Creditors as of the Petition Date;

(f) if any of the Definitive Documentation (including any amendment or modification thereof) is filed with the Bankruptcy Court or otherwise finalized, or has become effective, shall contain terms and conditions that are not substantially consistent with this Agreement or shall otherwise not be on terms reasonably acceptable to the Company, and such material inconsistency remains uncured for a period of five (5) consecutive Business Days after the receipt by the Restructuring Support Parties of written notice of such material inconsistency; or

(g) the Effective Date has not occurred by the Outside Date.

11. Termination.

(a) No Party may exercise any of its respective termination rights as set forth in Section 8 or Section 10 hereof, as applicable, if such Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s actions or inactions), with such failure to perform or comply causing, or resulting in, the occurrence of the Termination Event specified herein.

(b) Upon the termination of this Agreement pursuant to Section 8, Section 9, or Section 10 hereof, all Parties shall be released from their commitments, undertakings, and agreements under or related to this Agreement, and there shall be no liability or obligation on the part of any Party.

(c) Notwithstanding Section 11(b) hereof, in no event shall any termination of this Agreement relieve a Party from (i) liability for its breach or non-performance of its obligations hereunder prior to the termination date, including but not limited to CEC’s and the Company’s obligations to pay the First Lien Professional Fees, and (ii) obligations under this Agreement which by their terms expressly survive a termination date; provided, however, that, notwithstanding anything to the contrary contained herein, any Termination Event (including any automatic termination) may be waived in accordance with the procedures established by Section 14 hereof, in which case such Termination Event so waived shall be deemed not to have occurred, this Agreement consequently shall be deemed to continue in full force and effect, and the rights and obligations of the Parties shall be restored, subject to any modification set forth in such waiver. Upon a Termination Event that releases a Consenting Creditor from its commitments, undertakings, and agreements under or related to this Agreement (as set forth in Section 11(b)), unless otherwise agreed to in writing by such Consenting Creditor, any and all votes, approvals, or consents delivered by such Consenting Creditor and, as applicable, its Affiliates, subsidiaries, managed funds, representatives, agents, and employees in connection with the Restructuring prior to such termination date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Company.

12. Transfer of Claims. The Restructuring Support Parties agree, with the exception of the permitted transfers and purchases enumerated in (a) and (b) below, that no Restructuring Support Party will, directly or indirectly, sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, or otherwise transfer or dispose of, any economic, voting or other rights in or to, by operation of law or otherwise (collectively, “Transfer”), all or any portion of its First Lien Bond Claims or First Lien Bank Claims now or hereafter owned, and no such Transfer will be effective, unless the transferee executes and provides to the Company and counsel to the Consenting Creditors a transfer agreement in the form attached hereto as Exhibit E within two (2) Business Days of the execution of an agreement (or trade confirmation) in respect of such Transfer. For the avoidance of doubt, the Caesars Parties agree that any such transfer agreement shall be included in the definition of “Confidential Claims Information” in Section 5(a)(iii) hereof. In addition to the foregoing Transfer, the following Transfers shall be permitted:

(a) any Transfer by one Consenting Creditor to an Affiliate of such Consenting Creditor or one or more of its affiliated funds or an affiliated entity or entities with a common investment advisor or investment manager (in each case, other than portfolio companies); provided that, for the avoidance of doubt, any transferee under this Section 12(a) shall be deemed a Consenting Creditor for purposes of this Agreement, effective as of the date of the Transfer, and any transferor under this Section 12(a) shall remain liable in all respects for any breach of this Agreement by such transferee; and

(b) any Transfer by one Consenting Creditor to another Consenting Creditor.

Any Transfer of any Restructuring Support Party’s First Lien Bond Claims or First Lien Bank Claims that does not comply with the foregoing shall be deemed void ab initio; provided, however, for the avoidance of doubt, that upon any purchase, acquisition, or assumption by any Restructuring Support Party of any Claims (including but not limited to First Lien Bond Claims and First Lien Bank Claims), such Claims shall automatically be deemed to be subject to all the terms of this Agreement. The restrictions in this Agreement are in addition to any Transfer restrictions in the Credit Agreement, the First Lien Indentures, and Non-First Lien Indentures, and in the event of a conflict the Transfer restrictions contained in this Agreement shall control; provided, however, that nothing herein shall restrict, waive, or suspend any consent right the Company may have with respect to any Transfer.

Notwithstanding the foregoing, a Qualified Marketmaker that acquires any First Lien Bond Claim or First Lien Bank Claim subject to this Agreement with the purpose and intent of acting as a Qualified Marketmaker for such First Lien Bond Claim or First Lien Bank Claim shall not be required to execute a Transfer Agreement or otherwise agree to be bound by the terms and conditions set forth herein if, and only if, such Qualified Marketmaker sells or assigns such First Lien Bond Claim or First Lien Bank Claim within ten (10) Business Days of its acquisition and the purchaser or assignee of such First Lien Bond Claim or First Lien Bank Claim is a Consenting Creditor or an entity that executes and provides a Transfer Agreement in accordance with the terms set forth herein.

Notwithstanding anything herein to the contrary: (a) to the extent that a Restructuring Support Party effects the Transfer of all of its Claims in accordance with this Agreement, such Restructuring Support Party shall cease to be a Party to this Agreement in all respects and shall have no further obligations hereunder; provided, however, that if such Restructuring Support Party acquires a Claim at any point thereafter, it shall be deemed to be a Party to this Agreement on the same terms as if it had not effected a Transfer of all of its Claims; and (b) subject to Section 2(a)(iii) hereof, to the extent that a Restructuring Support Party effects the Transfer of a Claim that it holds as a participant (and not grantor) pursuant to a participation agreement with voting provisions substantially similar to those set forth in the form of participation agreement produced by the Loan Syndications & Trading Association, the transferee thereof shall not be required to execute a Transfer Agreement.

13. Cooperation. Before the filing of and during the Chapter 11 Cases, (i) the Company shall use commercially reasonable efforts to provide to counsel for the Consenting Creditors (a) drafts of all material motions, applications (other than applications seeking to retain professional advisors), and other documents the Company intends to file with the Bankruptcy Court, no less than three (3) Business Days before the date when the Company intends to file any such document unless such advance notice is impossible or impracticable under the circumstances, in which case the Company shall notify telephonically or by electronic mail counsel to the Consenting Creditors to advise it of the documents to be filed and the facts that make the provision of advance copies no less than three (3) Business Days before submission impossible or impracticable, and shall provide such copies as soon as reasonably possible thereafter, and (b) copies of all material documents actually filed by the Company with the Bankruptcy Court promptly but not later than one (1) day after such filing.

14. Amendments. No amendment, modification, waiver, or other supplement of the terms of this Agreement (including the Restructuring Term Sheet) shall be valid unless such amendment, modification, waiver, or other supplement is in writing and has been signed by the Caesars Parties, the Requisite Consenting Creditors, LS3, and LS5; provided, however, that:

(a) no such consents shall be required from any Consenting Creditor with respect to any modification or amendment or any other agreement, document or other instrument implementing the Restructuring, regarding the treatment of Claims other than with respect to First Lien Bond Claims, so long as it would not, reasonably construed, have an adverse impact on the interests of holders of First Lien Bond Claims (including with respect to the form or value of recoveries to be provided on account of such Claims pursuant to the Restructuring), in their capacities as such, in connection with the Restructuring;

(b) any amendment to this Agreement to (i) the defined terms “Consenting Creditors” or “Requisite Consenting Creditors” or (ii) Section 12 hereof shall require the written consent of the Company, CEC and each Consenting Creditor;

(c) any amendment that would materially and adversely affect any Consenting Creditor that is a holder of First Lien Bond Claims, solely in its capacity as such, in a manner that is disproportionate to any other holder of First Lien Bond Claims, solely in its capacity as such, shall require the prior written consent of the adversely affected Consenting Creditor;

(d) for the avoidance of doubt, any waiver of the conditions to the effectiveness of this Agreement set forth by Section 15 hereof may be waived only upon the express written consent of each of the Caesars Parties;

(e) the Company may waive application of the representations and warranties set forth by Section 7(a)(ii) and Section 7(a)(iii) hereof in all or in part with respect to any Consenting Creditor in its sole discretion, but in consultation with CEC; and

(f) any amendment to this Agreement to the defined term “Initial Consenting Creditor” shall require the written consent of the Company, CEC, and each Initial Consenting Creditor.

15. Conditions to Effectiveness. For the avoidance of doubt, this Agreement (and the obligations of all Parties hereunder) shall not become effective or enforceable against or by any of the Parties until the first date that this Agreement shall have been executed by (i) the Caesars Parties, (ii) LS3, (iii) LS5, and (iv) Consenting Creditors beneficially owning or controlling with the power to vote in favor of the Plan at least 60.0% of the outstanding amount of the Company’s obligations under the First Lien Indentures as of such date; provided, further, that such Consenting Creditors shall have also exercised their Put Options with respect to OpCo New Common Stock as provided by the Restructuring Term Sheet; provided further still that if the conditions to effectiveness set forth by this Section 15 are not satisfied or waived by the Company as provided herein on or before January 5, 2015, this Agreement shall be null and void ab initio and of no force or effect.

16. Entire Agreement. This Agreement, including the Restructuring Term Sheet and the Cash Collateral Stipulation, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement; provided, however, that any confidentiality agreement executed by any Restructuring Support Party shall survive this Agreement and shall continue to be in full force and effect in accordance with its terms.

17. Survival of Agreement. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a possible restructuring of the Company and in contemplation of possible filings by the Company under Chapter 11 of the Bankruptcy Code, and (a) the exercise of the rights granted in this Agreement (including giving of notice of termination) shall not be a violation of the automatic stay provisions of section 362 of the Bankruptcy Code and (b) the Company hereby waives its right to assert a contrary position in the Chapter 11 Cases, if any, with respect to the foregoing.

18. No Waiver of Participation and Preservation of Rights. If the transactions contemplated herein are not consummated, or following the occurrence of the termination of this Agreement with respect to all Parties, if applicable, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims and defenses.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

20. Company Fiduciary Duties.

(a) Subject to Section 5(b)(i) and Section 20(b) hereof, nothing in this Agreement shall otherwise require the Company or any directors, officers, or members of the Company, each in its capacity as a director, officer, or member of the Company, to take any action, or to refrain from taking any action, to the extent inconsistent with its or their fiduciary obligations under applicable law (as reasonably determined by them in good faith after consultation with legal counsel).

(b) Notwithstanding anything to the contrary in this Agreement, prior to the Petition Date, and without limiting the Company’s obligations pursuant to Section 5(b)(i) hereof, the Company may only act in a manner inconsistent with the other terms of this Agreement to the extent required to pursue an Alternative Proposal that it reasonably determines in its good faith business judgment constitutes a binding proposal that is reasonably likely to be more favorable to the Company, its creditors (including holders of First Lien Bond Claims) and other parties to whom the Company owes fiduciary duties, than the Restructuring.

(c) All Consenting Creditors reserve all rights they may have, including the right (if any) to challenge any exercise by the Company of its fiduciary duties.

21. Headings. The headings of the Sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

22. Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Restructuring Support Parties under this Agreement shall be several, not joint. No Restructuring Support Party shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) with any of the other Restructuring Support Parties. It is understood and agreed that no Consenting Creditor has any duty of trust or confidence in any kind or form with any other Consenting Creditor, and, except as expressly provided in this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any Consenting Creditor may trade in the Claims or other debt or equity securities of the Company without the consent of the Company or any other Consenting Creditor, subject to applicable securities laws, the terms of this Agreement, and the terms of the First Lien Bank Documents and the First Lien Indentures; provided, however, that no Consenting Creditor shall have any responsibility for any such trading to any other entity by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Consenting Creditors shall in any way affect or negate this understanding and agreement.

23. Specific Performance; Remedies Cumulative. It is understood and agreed by the Parties that, without limiting any other remedies available at law or equity, money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder, without the necessity of proving the inadequacy of money damages as a remedy. Each of the Parties hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance, or other equitable remedies.

24. No Commitment. No Restructuring Support Party shall be obligated to fund or otherwise be committed to provide funding in connection with the Restructuring, except pursuant to a separate commitment letter or definitive documentation relating specifically to such funding, if any, that has been (i) executed by such Restructuring Support Party and (ii) approved by the Bankruptcy Court, as necessary, along with the satisfaction of any conditions precedent to such funding requirements.

25. Governing Law and Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. Each of the Parties hereby agrees that the United States District Court for the Southern District of New York shall have jurisdiction to enforce this Agreement; provided that if and when the Chapter 11 Cases are filed, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

26. Notices. All notices, requests, documents delivered, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile transmission, mailed (first class postage prepaid) or by electronic mail (“e-mail”) to the Parties at the following addresses, facsimile numbers, or e-mail addresses:

If to the Company:

Caesars Entertainment Operating Company, Inc.

One Caesars Palace Drive

Las Vegas, NV 89109

Attn: General Counsel

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Ave New York, NY 10022

Attn:	Paul M. Basta, P.C.
Nicole L. Greenblatt

Facsimile: (212) 446 4900

E-mail Address:	paul.basta@kirkland.com
ngreenblatt@kirkland.com

-and-

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attn:	David R. Seligman, P.C.
Ryan Preston Dahl

E-mail Address:	dseligman@kirkland.com
rdahl@kirkland.com

Facsimile: (312) 862-2200

If to CEC:

Caesars Entertainment Corp.

One Caesars Palace Drive

Las Vegas, NV 89109

Attn: General Counsel

With a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn:	Jeffrey D. Saferstein
Samuel E. Lovett

Telephone: (212) 373-3000

Facsimile (212) 373-2053

E-mail Address:	jsaferstein@paulweiss.com
slovett@paulweiss.com

If to a Consenting Creditor, to the address set forth beneath such lender’s signature block,

with a copy to (which shall not constitute notice):

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Attn:	Kenneth H. Eckstein
Daniel M. Eggermann

Telephone: (212) 715-9100

Facsimile: (212) 715-8229

E-mail Address:	keckstein@kramerlevin.com
deggermann@kramerlevin.com

27. Third-Party Beneficiaries. Unless expressly stated herein, the terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

28. Conflicts Between the Restructuring Term Sheet and this Agreement. In the event of any conflict among the terms and provisions in the Restructuring Term Sheet and this Agreement, the terms and provisions of the Restructuring Term Sheet shall control. Nothing contained in this Section 28 shall affect, in any way, the requirements set forth herein for the amendment of this Agreement and the Restructuring Term Sheet as set forth in Section 14 herein.

29. Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties hereto. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

30. Good-Faith Cooperation; Further Assurances. The Parties shall cooperate with each other in good faith in respect of matters concerning the implementation and consummation of the Restructuring.

31. Access. The Company will promptly provide the First Lien Professionals reasonable access, upon reasonable notice, during normal business hours to relevant properties, books, contracts (including any Executory Contracts and Unexpired Leases), commitments, records, management and executive personnel, and advisors of the Company (other than with respect to materials subject to attorney-client privilege or where granting such access is prohibited by law); provided, however, that the Company’s obligations hereunder shall be conditioned upon such Party being party to an appropriate confidentiality agreement or undertaking; provided, further, however, that any existing confidentiality agreements entered into between the Company and a Party shall be deemed to be appropriate.

32. Qualification on Consenting Creditor Representations. The Parties acknowledge that all representations, warranties, covenants, and other agreements made by any

Consenting Creditor that is a separately managed account of an investment manager are being made only with respect to the Claims managed by such investment manager (in the amount identified on the signature pages hereto), and shall not apply to (or be deemed to be made in relation to) any Claims that may be beneficially owned by such Consenting Creditor that are not held through accounts managed by such investment manager.

33. Publicity. The Company shall use its commercially reasonable efforts to submit drafts to the First Lien Professionals of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least three (3) Business Days prior to making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC., on behalf of itself and each of the Subsidiary Loan Parties

By:	/s/ Mary E. Higgins
Name: Mary E. Higgins
Title: Chief Financial Officer

CAESARS ENTERTAINMENT CORPORATION

By:	/s/ Eric Hession
Name:	Eric Hession
Title:	SVP, Finance & Treasurer

Signature Page to RSA

Exhibit A

Subsidiary Loan Parties

Subsidiary Pledgor	State of Formation
California Clearing Corporation	California
Harrah South Shore Corporation	California
AJP Holdings, LLC	Delaware
AJP Parent, LLC	Delaware
Bally’s Midwest Casino, Inc.	Delaware
Biloxi Hammond, LLC	Delaware
Biloxi Village Walk Development, LLC	Delaware
Caesars Palace Corporation	Delaware
Caesars Trex, Inc.	Delaware
Chester Facility Holding Company, LLC	Delaware
CZL Development Company, LLC	Delaware
Harrah’s Chester Downs Investment Company, LLC	Delaware
Harrah’s International Holding Company, Inc.	Delaware
Harrah’s Iowa Arena Management, LLC	Delaware
Harrah’s MH Project, LLC	Delaware
Harrah’s Operating Company Memphis, LLC	Delaware
Harrah’s Shreveport/Bossier City Holding Company, LLC	Delaware
Harrah’s Shreveport/Bossier City Investment Company, LLC	Delaware
Harrah’s West Warwick Gaming Company, LLC	Delaware
Horseshoe Gaming Holding, LLC	Delaware
Koval Holdings Company, LLC	Delaware
Reno Crossroads LLC	Delaware
Showboat Atlantic City Mezz 1, LLC	Delaware
Showboat Atlantic City Mezz 2, LLC	Delaware
Showboat Atlantic City Mezz 3, LLC	Delaware
Showboat Atlantic City Mezz 4, LLC	Delaware
Showboat Atlantic City Mezz 5, LLC	Delaware
Showboat Atlantic City Mezz 6, LLC	Delaware
Showboat Atlantic City Mezz 7, LLC	Delaware
Showboat Atlantic City Mezz 8, LLC	Delaware
Showboat Atlantic City Mezz 9, LLC	Delaware
Showboat Atlantic City Propco, LLC	Delaware
Tahoe Garage Propco, LLC	Delaware

Subsidiary Pledgor	State of Formation
Tunica Roadhouse Corporation	Delaware
Village Walk Construction, LLC	Delaware
Winnick Holdings, LLC	Delaware
Winnick Parent, LLC	Delaware
Caesars World, Inc.	Florida
Southern Illinois Riverboat/Casino Cruises, Inc.	Illinois
Caesars Riverboat Casino, LLC	Indiana
Casino Computer Programming, Inc.	Indiana
Horseshoe Hammond, LLC	Indiana
Roman Entertainment Corporation of Indiana	Indiana
Roman Holding Corporation of Indiana	Indiana
Players Bluegrass Downs, Inc.	Kentucky
Harrah’s Bossier City Investment Company, L.L.C.	Louisiana
Horseshoe Entertainment	Louisiana
Horseshoe Shreveport, L.L.C.	Louisiana
Players Riverboat II, LLC	Louisiana
BL Development Corp.	Minnesota
GCA Acquisition Subsidiary, Inc.	Minnesota
Grand Casinos of Biloxi, LLC	Minnesota
Grand Casinos, Inc.	Minnesota
Grand Media Buying, Inc.	Minnesota
East Beach Development Corporation	Mississippi
Grand Casinos of Mississippi, LLC-Gulfport	Mississippi
Robinson Property Group Corp.	Mississippi
Harrah’s North Kansas City LLC	Missouri
190 Flamingo, LLC	Nevada
3535 LV Corp.	Nevada
B I Gaming Corporation	Nevada
Benco, Inc.	Nevada
Caesars Entertainment Canada Holding, Inc.	Nevada
Caesars Entertainment Finance Corp.	Nevada
Caesars Entertainment Golf, Inc.	Nevada
Caesars Entertainment Retail, Inc.	Nevada
Caesars India Sponsor Company, LLC	Nevada
Caesars License Company, LLC (f/k/a Harrah’s License Company, LLC)	Nevada

Subsidiary Pledgor	State of Formation
Caesars Marketing Services Corporation (f/k/a Harrah’s Marketing Services Corporation)	Nevada
Caesars Palace Realty Corp.	Nevada
Caesars Palace Sports Promotions, Inc.	Nevada
Caesars United Kingdom, Inc.	Nevada
Caesars World Merchandising, Inc.	Nevada
Consolidated Supplies, Services and Systems	Nevada
DCH Exchange, LLC	Nevada
DCH Lender, LLC	Nevada
Desert Palace, Inc.	Nevada
Durante Holdings, LLC	Nevada
FHR Corporation	Nevada
Flamingo-Laughlin, Inc.	Nevada
Harrah’s Arizona Corporation	Nevada
Harrah’s Bossier City Management Company, LLC, a Nevada Limited Liability Company	Nevada
Harrah’s Chester Downs Management Company, LLC	Nevada
Harrah’s Illinois Corporation	Nevada
Harrah’s Interactive Investment Company	Nevada
Harrah’s Investments, Inc.	Nevada
Harrah’s Management Company	Nevada
Harrah’s Maryland Heights Operating Company	Nevada
Harrah’s New Orleans Management Company	Nevada
Harrah’s Pittsburgh Management Company	Nevada
Harrah’s Reno Holding Company, Inc.	Nevada
Harrah’s Shreveport Investment Company, LLC	Nevada
Harrah’s Shreveport Management Company, LLC	Nevada
Harrah’s Southwest Michigan Casino Corporation	Nevada
Harrah’s Travel, Inc.	Nevada
Harveys BR Management Company, Inc.	Nevada
Harveys C.C. Management Company, Inc.	Nevada
Harveys Iowa Management Company, Inc.	Nevada
Harveys Tahoe Management Company, Inc.	Nevada
H-BAY, LLC	Nevada
HBR Realty Company, Inc.	Nevada
HCAL, LLC	Nevada
HCR Services Company, Inc.	Nevada

Subsidiary Pledgor	State of Formation
HEI Holding Company One, Inc.	Nevada
HEI Holding Company Two, Inc.	Nevada
HHLV Management Company, LLC	Nevada
Hole in the Wall, LLC	Nevada
Horseshoe GP, LLC	Nevada
HTM Holding, Inc.	Nevada
Koval Investment Company, LLC	Nevada
Las Vegas Golf Management, LLC	Nevada
Las Vegas Resort Development, Inc.	Nevada
LVH Corporation	Nevada
Nevada Marketing, LLC	Nevada
New Gaming Capital Partnership, a Nevada Limited Partnership	Nevada
Parball Corporation	Nevada
PHW Manager, LLC	Nevada
Players Development, Inc.	Nevada
Players Holding, LLC	Nevada
Players International, LLC	Nevada
Players LC, LLC	Nevada
Players Maryland Heights Nevada, LLC	Nevada
Players Resources, Inc.	Nevada
Players Riverboat Management, LLC	Nevada
Players Riverboat, LLC	Nevada
Reno Projects, Inc.	Nevada
Rio Development Company, Inc.	Nevada
Showboat Holding, Inc.	Nevada
TRB Flamingo, LLC	Nevada
Trigger Real Estate Corporation	Nevada
Bally’s Park Place, Inc.	New Jersey
Boardwalk Regency Corporation	New Jersey
Caesars New Jersey, Inc.	New Jersey
Caesars World Marketing Corporation	New Jersey
GNOC, Corp.	New Jersey
Martial Development Corp.	New Jersey
Ocean Showboat, Inc.	New Jersey
Players Services, Inc.	New Jersey
Showboat Atlantic City Operating Company, LLC	New Jersey
Harrah’s NC Casino Company, LLC	North Carolina

Exhibit B

Restructuring Term Sheet

This document and any related communications shall not be

used for any purpose in any litigation or proceeding.

This Term Sheet is highly confidential and this Term Sheet, its contents and its existence may not be distributed, disclosed or discussed to or with any party other than in accordance with the express terms of confidentiality agreements/arrangements

among the respective parties and the Company.

SUMMARY TERM SHEET FOR PROPOSED RESTRUCTURING12

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

and certain of its direct or indirect subsidiaries

(“CEOC” and together with certain of its direct or indirect subsidiaries, the “Company”)

[1]	Nothing herein shall be deemed to be the solicitation of an acceptance or rejection of a plan of reorganization; any such solicitation shall be in compliance with the relevant provisions of securities laws, the Bankruptcy Code and other applicable statutes and rules.
[2]	This Term Sheet is an exhibit to, and part of, the Restructuring Support and Forbearance Agreement (the “RSA”), which contains additional descriptive language and legal terms in respect of the Company’s restructuring.

I.	Summary of Proposed Treatment[3]

Holders of the obligations (the “First Lien Bank Obligations”) under the First Lien Bank Documents[4] ($5,359 million plus interest thereon accrued through the Petition Date) and swaps entered into pursuant to First Lien Bank Documents ($42 million) (collectively, the “First Lien Bank Lenders”)	Each First Lien Bank Lender shall receive its pro rata share of (a) $705 million in cash, (b) $883 million in New First Lien OpCo Debt, (c) $406 million of New Second Lien OpCo Debt, (d) $1,961 million in New First Lien PropCo Debt, and (e) $1,450 million in additional cash if the full amount of the CPLV Market Debt is financed for cash and, if not fully financed, Mezzanine CPLV Debt for the portion not so financed subject to the limitations set forth herein[5]. Each First Lien Bank Lender waives any entitlement to post-petition interest to the extent First Lien Noteholders do not receive post-petition interest.

Secured claims of Holders of the obligations (the “First Lien Note Obligations”) under the First Lien Indentures ($6,345 million plus interest thereon accrued through the Petition Date) (the “First Lien Noteholders”)

Each First Lien Noteholder shall receive in respect of its secured claim, its pro rata share of (a) $413 million in cash, (b) $306 million in New First Lien OpCo Debt, (c) $141 million of New Second Lien OpCo Debt, (d) $431 million in New First Lien PropCo Debt, (e) $1,425 million in New Second Lien PropCo Debt, (f) $1,150 million in additional cash if the CPLV Market Debt is financed for cash and, if not fully financed, Mezzanine CPLV Debt for the portion not so financed subject to the limitations set forth herein, (g) 69.9% directly or indirectly of PropCo[6] on a fully diluted basis (excluding dilution from Equitized CPLV Mezzanine Debt and Preferred PropCo Equity, if any), (or cash to the extent of any Equity Rights exercised and/ or such Holder exercises its Put Option, as further described below) and (h) 100% of the OpCo New Common Stock (or, at its option, cash in the event such Holder exercises its Put Option, as further described below).

As more fully described under Put Options, Equity Rights and Purchase Option (and subject to the limitations set forth therein), each First Lien Noteholder (a) will have the opportunity to be a Put Participant and sell the

[3]	Administrative, priority and critical trade claims shall be paid in full in cash as soon as practicable following consummation of the Restructuring or as otherwise provided for in definitive documentation. The plan may provide for separate classification for general unsecured claims on terms and with treatment that is reasonably acceptable to the Requisite Consenting Creditors (as defined in the RSA).
[4]	Capitalized terms not defined herein have the meanings set forth in the RSA.
[5]	The First Lien Bank Lenders may choose to have up to $100 million of Mezzanine CPLV Debt they are to receive converted to a corresponding amount of New First Lien OpCo Debt, New Second Lien OpCo Debt, New First Lien PropCo Debt, New Second Lien PropCo Debt or equity in PropCo
[6]	Pending regulatory and REIT requirements, the First Lien Noteholders will receive their interest in PropCo indirectly through REIT New Common Stock (as opposed to directly through PropCo New LP Interests as Caesars Entertainment Company or its designee (“CEC”) and CEOC will).

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right to receive under the Plan some or all of its equity to the Backstop Parties for cash, (b) will have the opportunity to purchase PropCo Preferred Equity and/or (c) may receive cash from the Non-First Lien Noteholders for the right to receive some or all of their equity in connection with the exercise of the Equity Rights.

If the First Lien Noteholders fully exercise the Put Options, the First Lien Noteholders, on an aggregate basis, will receive an additional $969 million in cash and a corresponding decrease in their equity recoveries, as more fully described in Section II below under “Put Options Price.”

Deficiency Claims of First Lien Noteholders and all claims of non-critical trade creditors and Holders of the obligations (collectively the “Non-First Lien Obligations”) under (a) the Second Lien Indentures ($5,238 million plus interest thereon accrued through the Petition Date) (the “Second Lien Noteholders”), (b) the guaranteed unsecured indentures ($479 million plus interest thereon accrued through the Petition Date) (the “Unsecured Guaranteed Noteholders”), and (c) the unsecured note indentures ($530 million plus interest thereon accrued through the Petition Date) (the “Unsecured Noteholders,” collectively with the Second Lien Noteholders and Unsecured Guaranteed Noteholders, the “Non-First Lien Noteholders”)

If the Non-First Lien Noteholders, and with respect to their deficiency claims, the First Lien Noteholders, vote as a class to accept the Plan, then the First Lien Noteholders will waive or assign at CEOC’s direction distributions in respect of their deficiency claims and distributions under the turnover provisions in all intercreditor agreements, and each Non-First Lien Noteholder shall receive its pro rata share of an amount of 30.1% of the equity, directly or indirectly, in PropCo on a fully diluted basis (excluding dilution from Equitized CPLV Mezzanine Debt and Preferred PropCo Equity, if any), which shall be deemed to include consideration for the value of any unencumbered assets. And, as more fully described under the Equity Right, if the Non-First Lien Noteholders vote as a class to accept the Plan, each Non-First Lien Noteholder shall also have the option to be a Rights Participant.

If the Non-First Lien Noteholders, and with respect to their deficiency claims, the First Lien Noteholders, do not vote as a class to accept the Plan, then each Non-First Lien Noteholder shall receive its pro rata share of 17.5% of the equity, directly or indirectly, in PropCo on a fully diluted basis (excluding dilution from Equitized CPLV Mezzanine Debt and Preferred PropCo Equity, if any), which shall be deemed to include consideration for the value of any unencumbered assets. The First Lien Noteholders will waive or assign at CEOC’s direction distributions in respect of their deficiency claims and distributions under the turnover provisions in all intercreditor agreements on account of the 17.5% of equity to the Non-First Lien Noteholders. If the Non-First Lien Noteholders, and with respect to their deficiency claims, the First Lien Noteholders, do not vote as a class to accept the Plan, then the remaining 12.6% of PropCo equity shall be allocated to the equity holders of PropCo, excluding the Non-First Lien Noteholders, based on their pro rata ownership in PropCo (after giving effect to the exercise of the Put Options).

The Plan may provide for the separate classification of Non-First Lien Noteholders in separate classes or subclasses in a manner not inconsistent with this Term Sheet.

3

II.	Put Options, Equity Rights and Purchase Option[7]

Put Options

Each First Lien Noteholder shall have the option to put some or all of its right under the Plan to receive (i) the OpCo New Common Stock it would otherwise receive pursuant to the Plan (the “OpCo New Common Stock Put Options”); and/ or (ii) the direct or indirect interests in PropCo it would otherwise receive pursuant to the Plan (provided that no more than 14.8% (excluding dilution from Equitized CPLV Mezzanine Debt and Preferred PropCo Equity, if any) of such interests are put in the aggregate) (the “REIT New Common Stock Put Options” and, together with OpCo New Common Stock Put Options, the “Put Options”), and to instead receive cash as described below under “Put Options Price,” in which case CEC and any other Backstop Parties will purchase such equity interests as further described below, subject in the case of PropCo equity interests to the exercise of the Equity Rights described below, provided however that, in the event the UPREIT Structure is used (as defined herein), the First Lien Noteholders shall be required to put at least 5% of their PropCo equity to CEC (after taking into account any conversion of CPLV Mezzanine Debt acquired pursuant to the Equity Rights). The Put Options must be selected in connection with plan solicitation provided that with respect to First Lien Noteholders that are parties to the RSA, elections to exercise the OpCo New Common Stock Put Options must be made at the time of execution of the RSA.

Each First Lien Noteholder that exercises any of its Put Options in whole or in part shall be referred to herein as a “Put Participant.”

Put Options Allocation Between the Backstop Parties

As detailed in Annex I, CEC shall purchase the right to receive all the OpCo New Common Stock subject to the OpCo New Common Stock Put Options and REIT New Common Stock (or PropCo New LP Interests if applicable) subject to the REIT New Common Stock Put Options exercised by the Put Participants.[8]

The First Lien Noteholders may elect to become backstop parties (together with CEC, the “Backstop Parties”) (which election shall be made in connection with plan solicitation) and purchase a portion of the REIT New Common Stock (or PropCo New LP Interests if applicable) subject to the REIT New Common Put Options. First Lien Noteholders who wish to become Backstop Parties must make any required investor representations required for federal and state securities law purposes.

[7]	For tax efficiency or other purposes, the cash consideration to be paid to First Lien Noteholders through the exercise of either the Put Options or the Equity Rights may flow through the Company to the First Lien Noteholders as part of their recovery under the Plan as direct payments of cash, rather than be paid in respect of the receipt of stock or CPLV Mezzanine Debt or be paid directly by the Backstop Parties and/or the Right Participants. The Company and CEC shall consult with the First Lien Professionals in respect of the preceding and, if the decision could reasonably be expected to adversely affect the recovery of the First Lien Noteholders (in form, value, or otherwise as determined by the Requisite Consenting Creditors), it shall be subject to the reasonable consent of the Requisite Consenting Creditors.
[8]	For regulatory purposes, it is assumed that the First Lien Noteholders executing the RSA will elect to put at least 50.1% of the OpCo New Common Stock to CEC.

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The Backstop Parties shall receive no fee for purchasing or agreeing to purchase the equity subject to the Put Participants’ Put Options.

Put Options Price	The Put Options shall be at a price per share implying a total value of $700 million for 100% of the OpCo New Common Stock and $269 million for 14.8% of PropCo (directly or indirectly) on a fully diluted basis (excluding dilution from Equitized CPLV Mezzanine Debt and Preferred PropCo Equity, if any).

Equity Rights

If the Non-First Lien Noteholders vote as a class to accept the Plan, the “Equity Rights” as detailed below shall occur and each Non-First Lien Noteholder shall have the non-transferable right to be a “Right Participant.” If the Non-First Lien Noteholders do not vote as a class to accept the Plan, there shall be no Equity Rights.

Each Right Participant may elect to purchase (with the purchase immediately occurring after the closing of the Put Option) the right to receive up to all of the direct or indirect interest in PropCo to be received by the First Lien Noteholders and the Backstop Parties (but for the avoidance of doubt, not including the 5% of PropCo equity retained by OpCo) (the “Equity Rights”), subject to being cut back on a pro rata basis based on the amount of Equity Rights exercised. Any Non-First Lien Noteholder exercising an Equity Right must (a) make any required investor representations required for federal and state securities law purposes and (b) execute the RSA. Each Non-First Lien Noteholder shall have 60 days following of the filing of the Company’s chapter 11 cases to execute the RSA and elect whether to exercise its Equity Rights, which Exercise Rights shall be subject to the Non-First Lien Noteholders accepting the Plan as a class.

For every $1 of direct or indirect interest in PropCo purchased pursuant to the Equity Rights, the Right Participant shall also purchase $0.25 of CPLV Mezzanine Debt to be received by the First Lien Noteholders with such CPLV Mezzanine Debt then being converted into direct or indirect interest in PropCo at the same price per share as the Put Option (the “Equitized CPLV Mezzanine Debt”).

The Right Participants must make their purchases first from the First Lien Noteholders who elect to sell to the Right Participants (pro rata among such First Lien Noteholders) with such election to be made in connection with plan solicitation, second from CEC, third from the First Lien Noteholders who do not elect to sell to the Right Participants (pro rata among such First Lien Noteholders), fourth from the non-CEC Backstop Parties (pro rata among the non-CEC Backstop Parties).

For the avoidance of doubt, the First Lien Noteholders and the Backstop Parties, as applicable, must sell their respective right to receive equity, pursuant to the terms of the Equity Rights, to the Right Participants. The Right Participants shall receive no fee for acting as Right Participants.

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The procedures implementing the Equity Rights and exercise thereof shall be subject to the reasonable consent of the Requisite Consenting Creditors.

Equity Rights Price	The Equity Rights shall be at the same price per share as the Put Option.

Purchase Option	Each First Lien Noteholder shall have the non-transferable option to purchase their pro rata share (based on their holdings of the First Lien Note Obligations) of 50% of the Preferred PropCo Equity, with such purchases proportionally diluting the Preferred PropCo Equity purchased by the Preferred Backstop Investors (as defined in the Backstop Commitment Agreement to be attached hereto).

Purchase Option Price	The Purchase Option shall be at a price per share implying a total value of $250 million for 100% of the Preferred PropCo Equity.

Regulatory Requirements

All parties shall abide by, and use their commercially reasonable efforts to obtain, any regulatory and licensing requirements or approvals to consummate the Restructuring as promptly as practicable including, but not limited to requirements or approvals that may arise as a result of such party’s equity holdings in the REIT, PropCo or OpCo, as the case may be. Such parties receiving equity shall use commercially reasonable efforts to cooperate with, and timely obtain and submit, all applicable licensing materials and information to, applicable gaming authorities throughout any regulatory or licensing process, including without limitation with respect to any applicable license, permit, or finding of suitability, and shall cause any individual subject to regulatory, licensing, or suitability approval to similarly cooperate and provide all such relevant materials and information. To facilitate regulatory approvals and prompt consummation of the Restructuring, any party signing the RSA must irrevocably elect upon execution of the RSA the amount of Put Options with respect to OpCo New Common Stock.

The Company and its affiliates will assist with required regulatory approvals and structuring issues, including common stock voting structures to ensure compliance with regulatory requirements.

To the extent any required regulatory approvals are not obtained by the Closing of the Restructuring, the parties agree to work together to facilitate consummation of the Restructuring as promptly as practicable. Actions to be taken may include entering into transactions to permit the Closing to occur while such regulatory approvals are pending (alternate temporary structures), temporary escrowing of equity and/or selling down equity below regulatory threshold levels. Any actions proposed to be taken in connection with obtaining regulatory approvals that adversely affect any First Lien Noteholder, in an economic or other material respect, must be reasonably acceptable to the Requisite Consenting Creditors, and will be binding on all First Lien Noteholders.

REIT Requirements	To the extent any party would otherwise receive more than 9.8% of the outstanding REIT New Common Stock, such party shall instead receive

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direct PropCo New LP Interests equal to the value of such REIT New Common Stock above 9.8%. All PropCo Preferred Equity will be issued directly by PropCo, unless counsel to the Company concludes, after consultation with the First Lien Professionals, that issuance of such PropCo Preferred Equity by the REIT (as opposed to PropCo) would not adversely affect its ability to deliver the REIT opinion referenced below in IX under the heading “Tax Opinions/Private Letter Rulings.”

Closing	The Put Options and Equity Rights will close immediately following distribution of the equity securities under the Plan (it being understood that the exercise date for the Put Options and Equity Rights will be set forth in the solicitation materials and shall occur on a date determined by the Company prior to the projected effective date of the Plan).[9]

Put Options Conditions Precedent	The exercise of the Put Options and Equity Rights will be subject to customary conditions precedent including:

	•	the Bankruptcy Court shall have entered orders (a) approving the disclosure statement in respect of the Plan and (b) confirming the Plan;

	•	the effective date of the Plan shall have occurred;

	•	all regulatory approvals, or waiting periods, shall have been received or expired; and

	•	other customary conditions precedent in form and substance reasonably satisfactory to the Company, the Backstop Parties, and the Requisite Consenting Creditors.

III.	The REIT and Equity Securities

REIT	The Company shall restructure itself upon consummation of the Restructuring as a separate operating company (“OpCo”), and property company (“PropCo”). Pursuant to the Restructuring a real estate investment trust (the “REIT”) will be formed to own and control the general partner of PropCo (“PropCo GP”) and to hold PropCo New LP Interests.

[9]	For tax efficiency or other purposes, the cash consideration to be paid to First Lien Noteholders through the exercise of either the Put Options or the Equity Rights may flow through the Company to the First Lien Noteholders as part of their recovery under the Plan as direct payments of cash, rather than be paid in respect of the receipt of stock or CPLV Mezzanine Debt or be paid directly by the Backstop Parties and/or the Right Participants. The Company and CEC shall consult with the First Lien Professionals in respect of the preceding and, if the decision could reasonably be expected to adversely affect the recovery of the First Lien Noteholders (in form, value, or otherwise as determined by the Requisite Consenting Creditors), it shall be subject to the reasonable consent of the Requisite Consenting Creditors.

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The separation of the Company into OpCo, PropCo and the REIT (the “Separation Structure”) will be accomplished through either (a) the tax free contribution of PropCo assets to the REIT in a tax-free reorganization qualifying under Section 368(a)(1)(G) of the Internal Revenue Code (the “Code”) (such structure, the “Spin”), provided however, that in lieu of the Spin, the separation will be accomplished by (b) a tax-free contribution of PropCo assets to the PropCo partnership in a transaction qualifying under section 721 of the Code (the “UPREIT Structure”) if (i) the Company is unable to receive a favorable private letter ruling from the IRS (the “Spin Ruling”) or a “should” level opinion of counsel (the “Spin Opinion”), concluding, in either case, based on facts, customary representations (and certain customary assumptions, in the case of a Spin Opinion) set forth or described in the Spin Ruling or Spin Opinion, that the Spin qualifies under Section 368(a)(1)(G) of the Code, (ii) at the election of the Requisite Consenting Creditors if the Estimated REIT E&P (as defined below) exceeds $1.3 billion or (iii) at the election of the Company and CEC, with the consent of the Requisite Consenting Creditors, such consent not to be unreasonably withheld. In either event, (x) the distribution of the new equity and debt will be made in a manner that will not generate taxable income to the Company other than cancellation of indebtedness income, and (y) the Company and CEC shall regularly consult and coordinate with the First Lien Professionals on the Separation Structure and all decisions that may materially affect the tax consequences thereof to the First Lien Noteholders.

No later than 50 days prior to the deadline for voting on the Plan, the Company will deliver to the Consenting Creditors its reasonable estimate of the earnings and profits of the REIT (i) as of, and assuming an effective date of the Plan on, December 31, 2015, (ii) calculated using the implied equity values in this term sheet and valuing all new debt at par, and (iii) computed as if all of the PropCo New LP Interests other than the PropCo Preferred Equity are held through the REIT (the “Estimated REIT E&P”), together with supporting work papers. The Consenting Creditors shall have 20 days to review the Company’s calculation of the Estimated REIT E&P and provide any proposed revisions to the Company, and the Company and the Consenting Creditors agree to negotiate in good faith such proposed revisions and to attempt to resolve any differences between the parties within 10 days of the receipt of such proposed revisions. In the event the parties reach agreement as to the amount of the Estimated REIT E&P such Estimated REIT E&P shall be final and binding as among the Company and the Consenting Creditors for purposes of the preceding paragraph. In the event the parties do not reach agreement on the amount of the Estimated REIT E&P, then the determination of the Estimated REIT E&P shall be made by an independent accounting firm mutually acceptable to the Company and the Consenting Creditors.

Equity Securities	The common equity securities to be issued will consist of new shares of common stock (a) of the REIT (such stock, the “REIT New Common Stock”) and (b) of OpCo (such stock, the “OpCo New Common Stock”). Such securities will be freely transferable to the extent provided under Section 1145 of the Bankruptcy Code.

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The Boards of Directors of CEOC, OpCo and the REIT shall each use its reasonable best efforts to have the OpCo New Common Stock, if more than 30% of the OpCo New Common Stock is owned by the First Lien Noteholders and Non-First Lien Noteholders (the “Non-CEC Holders”), and the REIT New Common Stock, respectively, (a) registered under US securities laws and (b) listed on a nationally recognized exchange, as soon as practicable subject to meeting applicable listing requirements following the effective date of the Plan. A registration statement covering the REIT Common Stock (and if applicable, a registration statement covering the OpCo New Common Stock) shall be filed as soon as practicable following the effective date of the Plan and in any event within 75 days thereafter. The Board of Directors of CEOC shall consult with First Lien Professionals on the form and substance of the registration statement(s). The parties shall enter into a customary registration rights agreement providing for among other things a re-sale registration statement for any First Lien Noteholder that cannot freely transfer its equity pursuant to Section 1145 of the Bankruptcy Code and keeping any registration statements that do not automatically incorporate SEC filings by reference up to date.

In order to meet the requirement that a REIT have at least 100 shareholders, the REIT will have the right to issue, for cash, up to $125,000 of non-voting preferred stock (125 shares, $1,000 liquidation preference and approximately 12% dividend).

Contribution by CEOC of Properties to PropCo	If the UPREIT Structure is used, at least 5% of the PropCo New LP Interests purchased by CEC under the Put Options (on a fully diluted basis) shall be deemed as CEOC’s on account of its contribution of real estate into PropCo. In such case, CEOC shall have the option to participate in future issuances, or purchase additional equity from PropCo at FMV if participation is not feasible, to maintain its percentage ownership interest in PropCo at 5% if it would otherwise decrease below that threshold.

Services JV	Each of the Company and CEC (including through Caesars Entertainment Resort Properties LLC and Caesars Growth Properties Holdings, LLC) shall agree to take those steps that may be necessary or advisable with respect to Caesars Enterprise Services, LLC and its subsidiaries (collectively “CES”) to ensure that the chapter 11 cases or a restructuring consummated thereby shall not impair, modify, or affect in any adverse way under the applicable agreements (i) the Company’s rights with respect to governance or administration of CES (including by amending Sections 5.5(b) with respect to any payment defaults arising from commencement of the chapter 11 cases, 5.6 and 7.12 of that certain Amended Limited Liability Company Agreement of Caesars Enterprise Services, LLC dated as of May 20, 2014 (as the same may have been amended from time to time), (ii) the Company’s rights with respect to that certain Omnibus License and Enterprise Services Agreement dated as of May 20, 2014 (as the same may have been amended from time to time) (including by amending Section 16.4 thereof), (iii) the Company’s rights with respect to any or all intellectual property or other business arrangements by and among the Company and CES, whether pursuant to section 365(c) of the Bankruptcy Code, any change of control provisions set forth in those agreements, or

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other terms of such agreements and (iv) PropCo’s and OpCo’s right to use and access intellectual property and other rights in the same manner that such rights are currently used and accessed across the enterprise to the extent currently provided under the Omnibus License and Enterprise Services Agreement.

In addition, such agreements shall be modified as necessary or appropriate to reflect the OpCo/PropCo structure including (i) to provide that Total Rewards and other enterprise-wide and property specific resources are allocated, and services provided, in a way that does not discriminate against PropCo, (ii) for so long as CEC or its affiliates manages the properties, CES shall ensure that, in the event CEC or its subsidiaries cease to provide the resources and services provided under such agreements to PropCo, CES shall provide such resources and services directly to PropCo on equivalent terms to or via an alternative arrangement reasonably acceptable to PropCo; provided that if CEC or its affiliates are terminated as manager under the applicable agreements other than by or with the consent of PropCo, CES shall provide such resources and services pursuant to a management agreement on substantially the same terms and conditions, notwithstanding such termination, if so elected by PropCo. In the event PropCo terminates or consents to the termination of the management relationship with CEC or its affiliates, for so long as the transition period under the applicable management agreement(s) continues, PropCo shall continue to have access to such resources and services on no less favorable terms. The modified documents shall be in form and substance reasonably satisfactory to the Requisite Consenting Creditors.

Furthermore, CES shall at the request of the REIT Board of Directors have meetings or conference calls once a quarter with a designee of the REIT Board of Directors to discuss, and consult on, the strategic and financial business plans, budgeting, including proposed capital expenditures and other topics as reasonably requested by the REIT Board of Directors. The REIT shall also have audit and information rights.

IV.	CEC

Cash Contribution	$131 million to be used by the Company for general corporate purposes and $275 million (the “Additional CEC Contribution”) to fund sources and uses (and capital structure described herein) at Exit.

CEC Standby Commitment	$75 million, which shall only be funded if there are insufficient sources and uses (after giving effect to any Available Cash) to fund the capital structure described herein at Exit.

CEC Put Options Purchases	CEC or an affiliated entity shall, pursuant to the Put Options, purchase up to (a) $269 million of PropCo New LP Interests or REIT New Common Stock at a price implying a total value of $269 million for 14.8% of the PropCo on a fully diluted basis (excluding dilution from Equitized CPLV Mezzanine Debt and Preferred PropCo Equity, if any) and (b) $700 million of OpCo New Common Stock at a price per share implying a total value of $700 million for 100% of the OpCo New Common Stock.

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Domestic Acquisitions and New Building Opportunities

CEC and its non-debtor subsidiaries shall give PropCo a right of first refusal to own the real estate, and have CEC or OpCo lease, all non-Las Vegas domestic (U.S.) real estate acquisitions and new building opportunities with CEC retaining management rights with respect to such opportunities.

PropCo shall give CEC a right of first refusal to operate and manage all non-Las Vegas properties that PropCo acquires.

The material terms of these rights of first refusal to be mutually agreed among the Company, CEC and the Initial Consenting Creditors.

CEC Lease Guaranty

CEC, OpCo and PropCo will enter into a Management and Lease Support Agreement (the “MLSA”) pursuant to which (i) CEC, or a wholly-owned subsidiary, will manage the properties on behalf of OpCo and (ii) CEC will provide a guaranty in respect of the OpCo’s operating lease obligations, in each case while such lease (including any extensions, renewals or replacements) remains in effect. Certain of the material terms of the MLSA are set forth on Annex II. The remaining terms of the MLSA to be mutually agreed among the Company, CEC and the Initial Consenting Creditors on or prior to noon on December 24, 2014, with such terms being annexed hereto.

Certain of the material terms of the operating leases are set forth on Annex II. The remaining terms of the operating leases to be mutually agreed among the Company, CEC and the Initial Consenting Creditors on or prior to noon on December 24, 2014, with such terms being annexed hereto.

Releases

The Plan shall provide (subject to completion of the investigation by CEOC’s governance committee) that CEC’s participation in the Plan through its entry into the RSA and performance of the terms thereunder in facilitating the transactions contemplated by the Restructuring shall be a full and complete settlement under Bankruptcy Rule 9019 of any claims or causes of action, known or unknown, that the Company, its estates and third parties have or could have against CEC, CAC and their respective direct and indirect sponsors, shareholders, affiliates, officers, directors, employees, managers, attorneys, professionals, advisors and representatives (each of the foregoing in their capacity as such) relating to the Company, other than (a) claims under the RSA and (b) claims arising from past, existing, and future commercial relationships between any subsidiary of CEC (other than CEOC and its subsidiaries) and CEOC or any of its subsidiaries.

As part of the settlement embodied in the Plan and the RSA (subject to completion of the investigation by CEOC’s governance committee), effective on the date the Restructuring is consummated, as consideration for the Cash Contribution, the CEC Put Options Purchases, the Domestic Acquisitions and New Building Opportunities, entry into the MLSA and other valuable consideration, the Company, its estate and all of the

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Company’s creditors shall be deemed to have released CEC, CAC and their respective direct and indirect sponsors, shareholders, affiliates, officers, directors, employees, managers, attorneys, professionals, advisors and representatives (each of the foregoing in their capacities as such, the “CEC Released Parties”) from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, at law, in equity or otherwise, relating to or based upon any act or omission relating to the Company which occurred prior to the effectiveness of the Restructuring (other than (a) claims under the RSA and (b) claims arising from past, existing, and future commercial relationships between any subsidiary of CEC (other than CEOC and its subsidiaries) and CEOC or any of its subsidiaries), including a release and waiver of any obligations arising under the Guaranty and Pledge Agreement of CEC dated as of July 25, 2014. The Plan shall also include standard injunction and exculpation provisions in respect of the CEC Released Parties.

As part of the settlement embodied in the Plan and the RSA, effective on the date the Restructuring is consummated, as consideration for their entry into the RSA and other valuable consideration, the Company and the CEC Released Parties shall be deemed to have released the Consenting Creditors and their respective direct and indirect sponsors, shareholders, affiliates, officers, directors, employees, managers, attorneys, professionals, advisors and representatives (each of the foregoing in their capacity as such) from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, at law, in equity or otherwise, relating to or based upon any act or omission relating to the Company which occurred prior to the effectiveness of the Restructuring.

V.	Caesars Palace Las Vegas (“CPLV”)

Transfer to Unrestricted Subsidiary

CPLV shall be transferred to a newly formed wholly owned unrestricted subsidiary of PropCo (“CPLV Sub”) and its property shall be leased to OpCo.

Certain of the material terms of the operating lease are set forth on Annex II. The remaining terms of the operating lease to be mutually agreed among the Company, CEC and the Initial Consenting Creditors on or prior to noon on December 24, 2014, with such terms being annexed hereto.

Issuance of CPLV Market Debt

CPLV Sub shall use its commercially reasonable efforts to finance $2,600 million of CPLV Debt with third party investors for cash proceeds (the “CPLV Market Debt”) on or before consummation of the Restructuring (with 100% of the net proceeds being used to increase the cash payments to the First Lien Bank Lenders and the First Lien Noteholders). At least $2,000 million of CPLV Market Debt must be issued.

If $2,000 million or more but less than $2,600 million of CPLV Market Debt is issued, the remainder will be issued to the First Lien Bank Lenders

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and the First Lien Noteholders in the form of CPLV Mezzanine Debt. The principal amount of CPLV Market Debt and CPLV Mezzanine Debt shall collectively total $2,600 million.

Notwithstanding the above, to the extent PropCo Preferred Equity is issued, the proceeds thereof shall first reduce the principal amount of CPLV Mezzanine Debt (if any) to be issued to the First Lien Noteholders, second to reduce the principal amount of CPLV Market Debt, and third to reduce the principal amount of New Second Lien PropCo Debt.

The weighted average yield on the CPLV Market Debt and CPLV Mezzanine Debt will be capped such that the annual debt service shall not exceed $130 million, with the cap increased by $2 million for every $100 million of Equitized CPLV Mezzanine Debt.

CPLV Mezzanine Debt

If CPLV Market Debt is issued in an amount greater than $2,000 million, but less than $2,600 million (less the proceeds from the PropCo Preferred Equity applied to reduce the amount of CPLV Mezzanine Debt (if any) to be issued to the First Lien Noteholders and CPLV Market Debt), then CPLV Holding shall issue secured non-guaranteed debt (the “CPLV Mezzanine Debt”) in an amount equal to the difference to the First Lien Bank Lenders and the First Lien Noteholders. Such CPLV Mezzanine Debt shall have a 6 year term and shall bear interest at 8% (if $600 million of CPLV Mezzanine Debt is issued) increasing by 0.25% for every $25 million reduction in the principal amount of CPLV Mezzanine Debt issued below $600 million (up to a maximum of 13%). Additional terms of the CPLV Market Debt and CPLV Mezzanine Date to be mutually agreed among the Company, CEC and the Initial Consenting Creditors on or prior to noon on December 24, 2014, with such terms being annexed hereto.

“CPLV Holding” will be a newly formed holding company that owns 100% of CPLV Sub.

Receipt of CPLV Mezzanine Debt	If CPLV Mezzanine Debt is issued, then it shall be distributed as follows:

	•	The first $300 million of CPLV Mezzanine Debt shall be distributed 1/3 to the First Lien Bank Lenders and 2/3 to the First Lien Noteholders; and

	•	Any CPLV Mezzanine Debt over $300 million shall be distributed 1/2 to the First Lien Bank Lenders and 1/2 to the First Lien Noteholders.

The $2,600 million aggregate total amount of cash proceeds from the CPLV Market Debt and the principal amount of CPLV Mezzanine Debt (and the proceeds from the PropCo Preferred Equity applied to reduce the amount of CPLV Mezzanine Debt and CPLV Market Debt) will be allocated as follows:

	•	$1,450 for First Lien Bank Holders and

	•	$1,150 for First Lien Bondholders,

with the amount of CPLV Mezzanine Debt to be issued to each in accordance with the above.

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VI.	New Capital Structure[10]

New First Lien OpCo Debt

Up to $1,188 million in principal amount of first lien debt. 6 year term. Non-call year 1, thereafter callable at 103/102/101/par for the next three years respectively. Interest at LIBOR plus 4.00%, with a 1% LIBOR floor. Additional terms to be mutually agreed among the Company, CEC and the Initial Consenting Creditors on or prior to noon on December 24, 2014, with such terms being annexed hereto.

$883 million distributed to First Lien Bank Lenders and $306 million distributed to First Lien Noteholders, subject to adjustment as set forth herein.

OpCo will use its commercially reasonable efforts to syndicate the New First Lien OpCo Debt to the market and, to the extent so syndicated, the cash proceeds will be used to increase the cash payments to the First Lien Bank Lenders and First Lien Noteholders, ratably based on the amount of New First Lien OpCo Debt otherwise to be issued to them. The New First Lien OpCo Debt will be marketed at an interest rate less than or equal to the rates contemplated above.

The First Lien OpCo Debt distributable to First Lien Bank Lenders and First Lien Noteholders must be in the form of bank debt and bond debt, respectively.

New Second Lien OpCo Debt

Up to $547 million in principal amount of second lien debt. 7 year term. Non-call year 1, thereafter callable at 103/102/101/par for the next three years respectively. Interest at 8.5%. Additional terms to be mutually agreed among the Company, CEC and the Initial Consenting Creditors on or prior to noon on December 24, 2014, with such terms being annexed hereto.

$406 million distributed to First Lien Bank Lenders and $141 million distributed to First Lien Noteholders.

New First Lien PropCo Debt	$2,392 million in principal amount of first lien debt. 5 year term. Non-call year 1, thereafter callable at 103/102/101/par for the next three years respectively. Interest at LIBOR plus 3.5% with a 1% LIBOR floor. Additional terms to be mutually agreed among the Company, CEC and the Initial Consenting Creditors on or prior to noon on December 24, 2014, with such terms being annexed hereto.

[10]	All amounts subject to the ability of the First Lien Bank Lenders to convert $100 million of CPLV Mezzanine Debt to New First Lien OpCo Debt, New Second Lien OpCo Debt, New First Lien PropCo Debt, New Second Lien PropCo Debt or equity in PropCo.

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$1,961 million distributed to the First Lien Bank Lenders and $431 million distributed to First Lien Noteholders, subject to adjustment as set forth herein.

The First Lien PropCo Debt distributable to First Lien Bank Lenders and First Lien Noteholders must be in the form of bank debt and bond debt, respectively.

New Second Lien PropCo Debt

$1,425 million in principal amount of second lien debt. 6 year term. Customary NC3, with step-downs thereafter. Interest 8.0%. Additional terms to be mutually agreed among the Company, CEC and the Initial Consenting Creditors on or prior to noon on December 24, 2014, with such terms being annexed hereto.

Distributed to First Lien Noteholders, subject to adjustment as set forth herein.

Notwithstanding the above, to the extent PropCo Preferred Equity is issued, the proceeds thereof, after first reducing the principal amount of CPLV Mezzanine Debt (if any) to be issued to the First Lien Noteholders and then reducing the principal amount of CPLV Market Debt, shall be used to reduce the principal amount of New Second Lien PropCo Debt.

PropCo Preferred Equity

$300 million in principal amount of PropCo Preferred Equity. PIK interest 5%. Additional terms annexed hereto as Annex III.

Subject to the Purchase Option, all of the PropCo Preferred Equity shall be purchased by the Preferred Backstop Investors as set forth in the Backstop Commitment Agreement which shall be substantially in form and substance as that annexed hereto as Annex IV, subject to company’s ongoing review and approval (other than with respect to the economic terms of such agreement), such approval not to be unreasonably withheld and such approval shall be provided on or prior to noon on December 24, 2014. 50% of the PropCo Preferred Equity purchased by the Preferred Backstop Investors will be made available to First Lien Noteholders pursuant to the Purchase Option. Any PropCo Preferred Equity purchased pursuant to the Purchase Option shall dilute the Backstop Investors’ purchases pro rata.

Proceeds of the issue of the PropCo Preferred Equity shall be used first to reduce the principal amount of CPLV Mezzanine Debt (if any) to be issued to the First Lien Noteholders, second to reduce the principal amount of CPLV Market Debt, and third to reduce the principal amount of New Second Lien PropCo Debt.

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VII.	Charter Documents and By-Laws of the Equity Issuers

Corporate Governance	CEOC, a Delaware corporation will become OpCo and will have charter documents and by-laws that are acceptable to CEC and the Requisite Consenting Creditors.

PropCo will be a limited partnership organized under the laws of Delaware and will have a limited partnership agreement that is customary for an UPREIT structure and reasonably acceptable to CEOC, CEC and the Requisite Consenting Creditors.

PropCo GP will be a limited liability company organized under the laws of Delaware and will have an operating agreement that is reasonably acceptable to CEOC, CEC and the Requisite Consenting Creditors.

The REIT will be a corporation organized under the laws of Maryland and will have charter documents and by-laws that are reasonably acceptable to CEOC, CEC and the Requisite Consenting Creditors.

OpCo Board of Directors

If CEC owns 90% or more of the OpCo New Common Stock, then the board of directors of OpCo shall consist of 3 voting members to be designated by CEC, each to be identified in a plan supplement and one of which shall be independent and reasonably acceptable to the Requisite Consenting Creditors. The independent director shall be a member of all committees of the board.

If CEC owns less than 90% of the OpCo New Common Stock, then the board of directors of OpCo shall consist of 3 voting members, 2 designated by CEC and 1 designed by the Requisite Consenting Creditors (which shall be a member of all committees of the board), each to be identified in a plan supplement.

Regardless of CEC’s percentage ownership, there shall be one non-voting observer, reasonably acceptable to OpCo, to be designated by the Requisite Consenting Creditors and identified in a plan supplement. The observer shall be given notice of and an opportunity to attend the portion of all meetings concerning business and strategy sessions matters and other matters that would have an adverse material economic impact on PropCo (and receive all materials given to board members in connection with such matters), subject to appropriate limitations in respect of privilege issues.

REIT Board of Directors

If CEC owns less than 10% of PropCo (directly or indirectly), then the board of directors of the REIT shall consist of 7 voting members to be designated by the Requisite Consenting Creditors, each to be identified in a Plan Supplement.

If CEC owns 10% or more of PropCo (directly or indirectly), then the board of directors of the REIT shall consist of 7 voting members, 6 to be designated by the Requisite Consenting Creditors and 1 designated by CEC, each to be identified in a Plan Supplement.

At least 3 voting members must be licensed by the required regulatory authorities by closing. If there are not at closing at least 3 voting members licensed, then to assist with closing up to 2 of the independent members of CEOC shall be designated to the REIT board so that there will be 3 voting

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members at closing, with such members being removed as the non-voting members are licensed. Until such time as the CEOC independents and members designated by CEC are a minority of the board, the REIT shall be prohibited from taking major transactions without shareholder approval. To the extent any of members are not so licensed by closing, they shall be non-voting members until so licensed.

PropCo	PropCo will be controlled by its PropCo GP, whose sole shareholder will be the REIT.

VIII.	Implementation

In-Court Restructuring: Use of Cash Collateral

In the chapter 11 cases filed by the Company to effectuate the Restructuring, the First Lien Noteholders will support entry of a cash collateral order that will allow the Company to use cash collateral for working capital and general corporate purposes and to pay costs associated with the Company’s Restructuring. The cash collateral arrangements shall allow such use of cash, subject to (i) the milestones set forth in the RSA (plus forty-five (45) days following the breach of any milestone) and (ii) a budget acceptable to the Requisite Consenting Creditors and the Company, including capital expenditures in an amount to be agreed for the earlier of 18 months and an event of default under such cash collateral order on the terms set forth in the Cash Collateral Stipulation.[11]

As more fully set forth in the Cash Collateral Stipulation, in exchange for the Company’s use of cash collateral, the First Lien Noteholders and the First Lien Bank Lenders and/or their respective legal and financial advisors shall receive, among other things, the following:

	•	adequate protection liens

	•	liens on proceeds of avoidance actions

	•	payment of First Lien Professional Fees to the extent not otherwise paid in accordance with the RSA

[11]	Events of Default to include, among other things, (a) entry of an order modifying the automatic stay with respect to material assets, (b) the Company seeks to create any additional post-petition liens, (c) the Company commences, joins or assists in a proceeding against the First Lien Noteholders or First Lien Bank Lenders, (d) any modification to the Cash Collateral Order without the bank agent’s or the Requisite Consenting Creditors’ consent, (e) entry of a final order terminating or requiring repayment of the Adequate Protection Payments, (f) dismissal or conversion of the Company’s chapter 11 cases, (g) failure to make an Adequate Protection Payment (5 business day grace period), and (h) failure to perform any other material term of the Cash Collateral Order (5 business day cure period).

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	•	Adequate Protection Payments at a rate equal to 1.5%[12]

	•	Adequate Protection Payment of remaining Available Cash at Exit, as contemplated below

	•	receipt of quarterly budgets, a monthly variance report, an annual business plan and projections, and such other reports and information to the extent required by the Cash Collateral Stipulation.

The cash collateral Stipulation will contain a “pipeline plus” carveout for all fees and expenses of estate professionals (i.e., the “pipeline” benefiting from the carve shall not be subject to a budget or a cap) plus post-notice fee and expense reserves in an amount to be reasonably agreed between CEOC and the First Lien Professionals.

Available Cash

The Available Cash shall be applied at closing first to fund, together with the Additional CEC Contribution the sources and uses (and capital structure described herein) at Exit and second, to the extent of any remaining Available Cash, to fund adequate protection payments, as applicable.

“Available Cash” means (i) the pro forma amount of CEOC balance sheet cash available after giving effect to the Exit, the consummation of the Plan, all debt reductions and repayments, the payment of all fees, expenses and related uses of cash on the Exit Date in accordance with the plan over (ii) $400 million of minimum required CEOC liquidity, which shall be reduced by $0.50 for every dollar raised in revolving credit, provided that such reduction shall in no instance be greater than $100 million (the minimum cash requirement amount includes the $100 million of CEC’s cash contribution, and does not include (a) cash held by Chester Downs and Marina, LLC and Chester Downs Finance Corp., (b) cash held by the international entities owned by CEOC (e.g. the London Clubs), and (c) customer cash held in custody by CEOC (i.e. “front money”)).

IX.	Other

PropCo Call Rights	Subject to the terms of the CERP debt documents and in no event in a manner that is dilutive of covenant compliance (provided that CEC and CERP shall use commercially reasonable efforts to obtain waivers or amendments to permit the transaction if necessary), PropCo shall have the right, for up to 180 days following the date the Restructuring is consummated, to enter into a binding agreement to purchase the real property (and lease it back to CERP) and all improvements associated with

[12]	Such payments shall be in settlement of any claims for adequate protection that the First Lien Bank Lenders and First Lien Noteholders may assert throughout the chapter 11 cases.

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Harrah’s Atlantic City and Harrah’s Laughlin for a cash purchase price equal to ten times the agreed annual rent for such properties, and on other customary terms and conditions, with the closing of such purchase(s) to occur following regulatory approvals, provided that such 180 day period shall be extended for up to 12 months if the call rights are not exercisable during the initial 180 day period due to CERP covenant issues.

The parties shall discuss in good faith whether additional properties should be subject to the PropCo call rights and other terms applicable to the call rights.

Definitive Agreements	Subject to the terms of the RSA, as soon as reasonably practicable, the parties will execute Definitive Documentation implementing the Restructuring in form and substance consistent in all material respects with this Term Sheet and reasonably acceptable to the Requisite Consenting Creditors, the Company and CEC.

Non Transfer	As set forth in the RSA and subject to its terms and certain exceptions contained therein, each Restructuring Support Party will agree, on behalf of itself and its affiliates, not to transfer any First Lien Bank Obligations or First Lien Note Obligations held by such party and its affiliates from the date of execution of the RSA through the consummation of the Restructuring (including without limitation closing all Put Options and Equity Rights) unless the transferee(s) agree(s) to be bound by all of the terms and conditions of the RSA and this Term Sheet.

Intercreditor Agreements	Plan distributions shall be made in compliance with and shall, except as explicitly provided for herein, enforce all applicable intercreditor and subordination agreements.

Tax Opinions/Private Letter Rulings

As a condition to effectiveness of the Plan, Counsel to the Company shall deliver an opinion on which the First Lien Noteholders may rely, or the REIT shall receive a private letter ruling from the IRS, concluding, based on facts, customary representations and assumptions set forth or described in such opinion and/or private letter ruling, that the REIT’s method of operation since its formation and its proposed method of operation up to and including the end of the date of the opinion or ruling has enabled and will enable the REIT to meet the requirements for qualification and taxation as a real estate investment trust under the Code.

Counsel to the Company shall deliver to the Company an opinion, or the Company shall receive a private letter ruling from the IRS, concluding, based on facts, customary representations and assumptions set forth or described in such opinion and/or private letter ruling, that the transfer of assets to PropCo and to the REIT, and the transfer of consideration to creditors of the Company should not result in a material amount of U.S. federal income tax to the Company, determined as if the Company and its subsidiaries were a stand-alone consolidated group. The Company shall make any such opinion and/or private letter ruling available to the First Lien Professionals.

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Annex I

Backstop Parties

Party	PropCo New LP Interests / REIT New Common Stock		OpCo New Common Stock	Total Amount
CEC	$269 million	[13]	$700 million	$969 million	[14]

[13]	Subject to dilution if other First Lien Noteholders elect to become Backstop Parties.
[14]	Subject to dilution if other First Lien Noteholders elect to become Backstop Parties.

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Annex II

Lease & MLSA Term Sheet Summary

Annex A: Lease Term Sheet Summary

The OpCo – PropCo leases and CEC guarantee are key elements of the proposed restructuring.

Lease Term and Rent

•	Under the proposed restructuring, there will be two separate leases: one for Caesars Palace (“CPLV”) and a second for the other PropCo properties (“Non-CPLV”):

•	CPLV Lease

•	Term: 15 year initial term with four 5-year renewals

•	Initial Lease Amount: $160 million rent for first 5 years (subject to the escalator described below)

•	Resets: Rent resets in years 6 and 11 with 80% fixed / 20% variable (variable portion adjusted based on 13.0% of change in revenue)

•	Escalator: Fixed rent will be subject to an annual escalator equal to the greater of CPI and 2.0%

•	Non – CPLV Lease:

•	Term: 15 year initial term with four 5-year renewals

•	Initial Lease Amount: $475 million rent for first 3 years

•	Resets: Rent resets in years 4 and 6 with 70% fixed / 30 % variable (variable portion adjusted based on 19.5% of change in revenue), and in year 11 with 80% fixed / 20% variable (variable portion adjusted based on 13.0% of change in revenue)

•	Escalator: Fixed rent will be subject to an annual escalator, beginning in the 7th year, equal to the greater of CPI and 2.0%

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Annex A: Lease Term Sheet Summary (cont.)

Triple Net Lease & CapEx Adjustment

•	The OpCo – PropCo leases will be structured as triple net leases with an adjustment for CapEx

•	OpCo will be responsible for the CapEx of the leased properties with a minimum spend of $175 million per year

•	Each year, PropCo will reimburse OpCo for the lesser of (i) $78 million or (ii) 37.5% of the annual CapEx spend

•	PropCo’s reimbursement each year will be reduced by 50 cents for every dollar of OpCo free cash flow above $10 million

•	PropCo will also be granted an observer who will participate in OpCo board or applicable committee meetings regarding CapEx, budgeting, planning and construction for new and existing projects

CEC’s Full Guarantee of OpCo’s Rent

•	CEC has agreed to provide a full guarantee of all payments and performance of OpCo’s monetary obligations under each of the CPLV and Non – CPLV leases

•	CEC’s guarantee obligation may only be terminated in the event PropCo chooses to terminate the manager without cause

•	In the event the manager is terminated without the consent of PropCo, then PropCo shall have the right to create a parallel structure and reinstate CEC’s guarantee obligations

Detailed lease term sheet will be mutually agreed to by the parties by noon (eastern) on December 24th.

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Annex III

Terms of the Preferred PropCo Equity

Terms of Series A Convertible Preferred Stock

Description: Series A Convertible Preferred Stock (the “ Series A Preferred Stock”).

Issuer: CEOC PropCo, a newly created holding company (“PropCo”).

Purchase Price: $250 million.

Use of Proceeds: The proceeds from the Series A Preferred Stock will (i) first be used to reduce the Caesars Palace Las Vegas (“CPLV”) secured non-guaranteed financing (the “CPLV Financing”) in respect of the portion received by the first lien bondholders, if any, (ii) second, be used to reduce the CPLV financing placed with third party investors, if required, and (iii) third, if the CPLV Financing is sold to the market in full, the proceeds will be used to reduce the second lien debt of PropCo, as outlined in the Plan.

Issue Amount: $300 million aggregate initial liquidation preference.

Initial Liquidation Preference: $[        ] per share of Series A Preferred Stock.

Rank: The Series A Preferred Stock shall rank (i) senior to PropCo’s common stock and any other class of preferred stock of PropCo (including with respect to dividend rights and rights upon liquidation), unless otherwise approved in accordance with the voting rights section below and (ii) subordinate to any existing or future indebtedness of PropCo.

Dividends: PIK dividend payable quarterly at the rate equal to the Yield (as defined below) as of any record date set for the payment of dividends to the holders of the common stock, provided that the dividend rate for the Series A Preferred Stock shall not be less than 5% per annum. Dividends are payable quarterly or, if more frequent than quarterly, when common stock dividends are paid, and are cumulative and compound based on the original purchase price and previously accumulated dividends.

All accrued and accumulated dividends are prior in preference to any dividend on the common stock and any securities junior to the Series A Preferred Stock, and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on the common stock or on any securities junior to the Series A Preferred Stock (other than dividends payable in shares of common stock or repurchases pursuant to binding contractual commitments of common stock held by employees, directors or consultants upon termination of their employment or services).

“Yield” means the quotient resulting from (i) the aggregate amount of dividends declared payable to the holders of the common stock as of the record date for the common stock, if such date is concurrent with the record date for the Series A Preferred Stock, or the most recent record date if any, following the most recent record date for the Series A Preferred Stock if such record date is not concurrent, divided by (ii) the value of the common stock established and disclosed in connection with the Plan of Reorganization.

Liquidation Preference: Upon the commencement of any liquidation, dissolution or winding up of the affairs of PropCo or bankruptcy reorganization or any other similar event or proceeding, whether voluntary or involuntary, with respect to PropCo (each a “Liquidation Event”) or Deemed Liquidation Event (as defined below), each share of Series A Preferred Stock shall be entitled to receive in preference to any distribution to the holders of any common stock or securities junior to the Series A Preferred Stock the sum of (x) the Initial Liquidation Preference per share of Series A Preferred Stock (as adjusted for stock splits, recapitalizations and similar events) plus (y) accrued and unpaid dividends (collectively the “Liquidation Preference”), provided, however, in lieu of receiving the Liquidation Preference, the holders of Series A Preferred Stock may elect to convert their shares of Series A Preferred Stock into common stock immediately prior to (and subject to the consummation of) such Liquidation Event or Deemed Liquidation Event and share in the proceeds and other consideration of the Liquidation Event or Deemed Liquidation Event as common stockholders.

If upon any Liquidation Event or Deemed Liquidation Event, the remaining assets of PropCo are insufficient to pay the Liquidation Preference to which holders of the Series A Preferred Stock are entitled, the holders of the Series A Preferred Stock shall share ratably in any distribution of the remaining assets and funds of PropCo in proportion to the respective Liquidation Preference which would otherwise be payable in respect of the Series A Preferred Stock in the aggregate upon such Liquidation Event or Deemed Liquidation Event if all amounts payable on or with respect to such shares were paid in full, and PropCo shall not make any payments to the holders of common stock or any securities junior to the Series A Preferred Stock.

A “Deemed Liquidation Event” means any of the following (i) the lease of all or substantially all of the assets of PropCo to a party other than OpCo or the sale of all or substantially all of PropCo’s assets (in each case whether in one transaction or a series of transactions); (ii) upon an acquisition of PropCo by another person or entity by means of any transaction or series of transactions (including any reorganization, merger, consolidation or share transfer) where the shareholders of the common stock and Series A Preferred Stock of PropCo immediately preceding such transaction own, following such transaction, less than 50% of the voting securities of PropCo; (iii) if any person (including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and the rules of the SEC thereunder) is or becomes the “beneficial owner” (as determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, except that a person will be deemed to own any securities that such person has a right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of all classes of voting stock; (iv) on the first day on which a majority of the members of the board of directors of PropCo does not consist of Continuing Directors (as defined below); and (v) on approval of a plan of liquidation or dissolution.

“Continuing Directors” means (i) individuals who on the date of the original issuance of the Series A Preferred Stock constituted the Board of Directors or (ii) any new directors whose election or nomination was approved by at least a majority of the directors then still in office who were either directors on the date of the original issuance of the Series A Preferred Stock or whose election or nomination was previously so approved by the shareholders of common stock and Series A Preferred Stock.

Optional Conversion: At any time and from time to time following the issuance date of the Series A Preferred Stock, the holders of Series A Preferred Stock shall have the right to convert all or any portion of the Series A Preferred Stock at such holder’s option to a number of shares of common stock equal to (A) the sum of (x) the Initial Liquidation Preference per share of Series A Preferred Stock (as adjusted for stock splits, recapitalizations and similar events) plus (y) any accrued and unpaid dividends (including any amounts paid in shares of common stock), divided by (B) the Conversion Price (as defined below). The Series A Preferred Stock will initially be convertible into [14.2]% of the common stock of PropCo on a fully-diluted basis.

Conversion Price: The Conversion Price shall initially be the price per share of the equity of PropCo as determined in the Plan, subject to adjustment as described below under “Anti-Dilution Protection.”

Optional Redemption at the Option of Holder: Commencing on the date that is ten (10) years following the closing date, Holders of the Series A Preferred Stock shall have the right to require PropCo to redeem all or a portion of the Series A Preferred Stock at a per share price equal to the Liquidation Preference. Holders of the Series A Preferred Stock shall also have the ability to require PropCo to redeem all or a portion of the Series A Preferred Stock at any time at a per share price equal to the Liquidation Preference upon (a) the occurrence of a “Breach” (as defined below) or (b) the effective date of a confirmed plan in a chapter 11 bankruptcy case for PropCo or any similar bankruptcy or insolvency proceeding. PropCo shall not have any right to require mandatory redemption.

Any:

1. Failure to pay dividends when due;

2. Failure to make any redemption payment or liquidation payment when due;

3. Breaches of any other covenants set forth herein; or

4. Assignment for the benefit of creditors or bankruptcy

shall constitute a “Breach,” and the holders of the Series A Preferred Stock shall be entitled to a dividend rate increase by an increment of 2% per annum for all periods of time during which a Breach is continuing.

In the event that at any time and from time to time, a Breach pursuant to clauses 1, 2 or 3 above is not cured within three months of its occurrence, then the majority of the holders of the Series A Preferred Stock shall have the right to designate a party (which party may be a holder of the Series A Preferred Stock) to observe all matters submitted to or considered by the board of directors of PropCo until such time as the event is cured.

Voting and consent rights: The holders of the Series A Preferred Stock shall be entitled to vote on an as-converted basis with the holders of PropCo’s common stock on all matters submitted to a vote of the holders of common stock.

To the extent that the shares of common stock and/or Series A Preferred Stock held by any holder of Series A Preferred Stock and/or common stock would, on the record date for a vote on matters submitted to the common stock, enable such holder to vote an interest equal to 5% or more of the common stock, such holder shall be entitled to vote an interest equal to 4.99% of the common stock. Any interests held by such party in excess of 4.99% shall be deemed cast in favor of the vote of the majority. The foregoing shall not apply to any holder who, on the record date for a vote on matters submitted to the common stock, holds less than 5% of the vote in respect of such matter, and shall only apply to matters submitted to the vote of the common stock, and not matters that the Series A Preferred Stock may vote on as a separate class.

In addition, the following matters require the consent of the majority of the holders of the Series A Preferred Stock, voting as a separate class, and excluding such shares owned by PropCo, OpCo or any subsidiary or other entity controlled by or controlling any such party:

1.	changes to PropCo’s certificate of incorporation or bylaws adversely affecting preferences, rights, privileges or powers of any holder of the Series A Preferred Stock;

2.	alterations of the rights, preferences or privileges of the Series A Preferred Stock;

3.	increasing the number of authorized shares of Series A Preferred Stock; or

4.	creating any new class or series of stock, or any other equity securities, or any other securities convertible into equity securities of PropCo, in each such case having a preference over, or being on a parity with, the Series A Preferred Stock with respect to dividends, liquidation, voting or redemption.

Anti-Dilution Protection: The Series A Preferred Stock will have customary anti-dilution provisions, including in connection with (a) a subdivision or combination of outstanding common stock, reclassification, recapitalization, stock split, dividend or other distribution payable in any form, (b) any Deemed Liquidation Event under clauses (i) through (iv) of such definition, and (c) any consideration in respect of a tender offer or exchange offer for common stock of PropCo or securities junior to the Series A Preferred Stock made by PropCo or any of its subsidiaries. The Series A Preferred Stock shall be adjusted on a weighted average basis for issuances of common stock (or common stock equivalents, equity securities, or securities/debt convertible into equity securities).

In the event that a shareholder rights plan is in effect, the Series A Preferred Stock will receive upon conversion of such shares, in addition to the common stock of PropCo, rights under the shareholder rights agreement.

Registration rights: The holders of Series A Preferred Stock will have customary registration rights.

[Ownership: Not more than 50% in value of PropCo’s capital stock may be owned, directly or indirectly, by five or fewer individuals.]

Documentation: The Series A Preferred Stock will be issued pursuant to a certificate of designations governing the rights and preferences of the Series A Preferred Stock (the “Certificate of Designations”).

Governing Law: Delaware.

Annex IV

Backstop Commitment Agreement

BACKSTOP COMMITMENT AGREEMENT

BACKSTOP COMMITMENT AGREEMENT (this “Agreement”), dated as of [                    ], is by and among Caesars Entertainment Operating Company, Inc., a Delaware corporation ( “CEOC”), and the investors identified on Schedule I hereto to the extent such parties are not Terminating Preferred Backstop Investors (each, a “Preferred Backstop Investor” and, collectively, the “Preferred Backstop Investors”).

RECITALS

WHEREAS, on [                    ] (the “Petition Date”), CEOC and certain debtor affiliates (collectively, the “Debtor”) anticipate commencing jointly administered proceedings (the “Chapter 11 Proceedings”) for relief under chapter 11 of title 11 of the United States Code (as amended, the “Bankruptcy Code”) in the Bankruptcy Court (as defined in the Restructuring Support Agreement) (and such case, the “Bankruptcy Case”);

WHEREAS, in connection with the Chapter 11 Proceedings, the Debtor has engaged in good faith negotiations with certain parties in interest regarding the terms of the Bankruptcy Plan of Reorganization of the Debtor (the “Plan”), which Plan shall be consistent in all material respects with the Restructuring Term Sheet setting forth the principal terms to be included in the Plan and attached as Exhibit A to the Restructuring Support Agreement;

WHEREAS, pursuant to the Plan, CEOC has agreed to cause the [to-be-formed] Propco (the “Company”), and the Company has agreed to, in each case on the terms and conditions set forth therein, commence a rights offering (the “Rights Offering”) whereby holders (each a “Holder” and collectively, the “Holders”) of the Senior Secured Notes (as defined below) shall be granted non-transferable rights (“Rights”) to purchase up to [                ] shares of Preferred Stock (as defined below) issued by the Company in the aggregate at a purchase price of $[        ] per share (“Per Share Purchase Price”) payable in cash for aggregate maximum proceeds to the Company of $300.0 million pursuant to the Offering Conditions;

WHEREAS, in order to facilitate the Rights Offering, pursuant to this Agreement, and subject to the terms, conditions and limitations set forth herein and in consideration of the payment of the Commitment Payment (as defined below), the Company is willing to sell, and the Preferred Backstop Investors are willing to purchase, on the Effective Date, the total number of Preferred Stock not purchased by Holders in the Rights Offering (the “Unsubscribed Shares”).

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. DEFINITIONS.

(a) As used in this Agreement, the following terms shall have the following meanings:

“8.25% Notes” means the 8- 1⁄2% Senior Secured Notes due 2020 in the aggregate principal amount of $1,250,000,000 issued pursuant to that certain Indenture dated as of February 14, 2012 (as modified, supplemented and/or amended and in effect on the date hereof) among Caesars Operating Escrow LLC, Caesars Escrow Corporation, Harrah’s Entertainment, Inc. n/k/a Caesars Entertainment Corporation, and U.S. Bank National Association, as trustee.

“11.25% Notes” means the 11- 1⁄4% Senior Secured Notes due 2017 in the aggregate principal amount of $2,095,000,000 issued pursuant to that certain Indenture dated as of June 10, 2009 (as modified, supplemented and/or amended and in effect on the date hereof, among Harrah’s Operating Escrow LLC, Harrah’s Escrow Corporation, Harrah’s Entertainment, Inc. n/k/a Caesars Entertainment Corporation, and U.S. Bank National Association, as trustee.

“Addendum” has the meaning assigned to it in Section 10.8.

“Additional 9% Notes” means the 9% Senior Secured Notes due 2020 in the aggregate principal amount of $1,500,000,000 issued pursuant to that certain Indenture dated as of February 15, 2013 (as modified, supplemented and/or amended and in effect on the date hereof) among Caesars Operating Escrow LLC, Caesars Escrow Corporation, Harrah’s Entertainment, Inc. n/k/a Caesars Entertainment Corporation, and U.S. Bank National Association, as trustee.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning assigned to it in the preamble hereto.

“Approval Motion” has the meaning assigned to it in Section 5.1.

“Approval Order” has the meaning assigned to it in Section 5.1.

“Assumption Agreement” has the meaning assigned to it in Section 10.8.

“Backstop Commitment” means the commitment of each Preferred Backstop Investor to acquire the number of Preferred Stock equal to the product of (i) each such Preferred Backstop Investor’s Backstop Percentage and (ii) the Unsubscribed Shares.

“Preferred Backstop Investors” means the parties who have executed the Restructuring Support Agreement prior to December 24, 2014 and are listed on Schedule I hereto (as such Schedule I may be updated pursuant to Section 10.8 hereof1), or their managed funds and accounts, and excluding any Terminating Preferred Backstop Investor. For the avoidance of doubt, to the extent that a party no longer has a Backstop Percentage, such party shall no longer be a “Preferred Backstop Investors.”

[1]	NTD: These names cannot be changed after December 24, 2014.

“Preferred Backstop Investor Default” has the meaning assigned to it in Section 8(b)(i).

“Preferred Backstop Investor Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes or effects, has or would reasonably be expected to prevent, materially delay or materially impair the ability of the applicable Preferred Backstop Investor to consummate the transactions contemplated hereby.

“Backstop Percentage” means the percentage set forth opposite the name of such Preferred Backstop Investor under the heading “Backstop Percentage” on Schedule I hereto (as such Schedule I may be updated pursuant to Section 10.8 hereof).

“Backstop Purchase Price” means, with respect to any Preferred Backstop Investor, such Preferred Backstop Investor’s Backstop Percentage of the product of the (i) Per Share Purchase Price and (ii) the Unsubscribed Shares.

“Backstop Shares” has the meaning assigned to it in Section 2.2(a).

“Bankruptcy Case” has the meaning assigned to it in the recitals hereto.

“Bankruptcy Code” means title 11 of the United States Code, as amended from time to time.

“Bankruptcy Court” has the meaning assigned to it in the recitals hereto.

“Business Day” any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Closing” has the meaning assigned to it in Section 2.2(b).

“Commitment Payment” means for each Preferred Backstop Investor a fee equal to the Commitment Percentage of the product of (i) such Preferred Backstop Investor’s Backstop Percentage and (ii) $300 million.

“Commitment Percentage” means 5%, provided such percentage shall increase by an additional 4% for each 240 day period after the Petition Date until the Subscription Commencement Date begins.

“Company” has the meaning assigned to it in the preamble hereto.

“Confirmation Hearing” shall mean the hearing held by the Bankruptcy Court to consider the confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

“Confirmation Order” means the Order of the Bankruptcy Court confirming the Plan.

“Contracts” means any contract, arrangement, note, bond, commitment, purchase order, sales order, franchise, guarantee, indemnity, indenture, instrument, lease, license or other agreement, understanding, instrument or obligation, whether written or oral, all amendments, supplements and modifications of or for any of the foregoing and all rights and interests arising thereunder or in connection therewith.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs, policies or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract, credit arrangement or otherwise.

“Debtor” has the meaning assigned to it in the recitals hereto.

“Defaulting Preferred Backstop Investor” has the meaning assigned to it in Section 8(b)(i).

“Default Purchase Right” has the meaning assigned to it in Section 8(b)(i).

“Default Shares” has the meaning assigned to it in Section 8(b)(i).

“Effective Date” has the meaning assigned to it in the Plan.

“Encumbrance” means any security interest, pledge, mortgage, lien, claim, option, charge or encumbrance.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder, or any successor statute.

“Exculpated Claims” has the meaning assigned to it in Section 9(b).

“Exculpated Parties” has the meaning assigned to it in Section 9(b).

“Governmental Authority” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court, tribunal, judicial or arbitral body, or any Self-Regulatory Organization.

“Holder” has the meaning assigned to it in the recitals hereto.

“Indemnitees” has the meaning assigned to it in Section 9(a).

“Initial 9% Notes” means the 9% Senior Secured Notes due 2020 in the initial aggregate principal amount of $1,500,000,000 issued pursuant to that certain Indenture dated as of August 22, 2012 (as modified, supplemented and/or amended and in effect on the date hereof) among the Caesars Operating Escrow LLC, Caesars Escrow Corporation, Harrah’s Entertainment, Inc. n/k/a Caesars Entertainment Corporation, and U.S. Bank National Association, as trustee.

“KKWC” has the meaning assigned to it in Section 10.8.

“Law” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or similar statute, law, common law, writ, injunction, decree, guideline, policy, ordinance, regulation, rule, code, Order, constitution, treaty, requirement, judgment or judicial or administrative doctrines enacted, promulgated, issued, enforced or entered by any Governmental Authority.

“Losses” has the meaning assigned to it in Section 9(a) hereof.

“Milestone” has the meaning assigned to it in Section 5.6.

“Milestone Dates” has the meaning assigned to it in Section 5.6.

“Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes or effects, (a) has had or would reasonably be expected to have or result in a material adverse effect or change in the results of operations, properties, assets, liabilities or condition (financial or otherwise) of the applicable Company Party taken as a whole or (b) has or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Rights Offering or the applicable Company Party to consummate any of the transactions contemplated hereby.

“Non-Defaulting Preferred Backstop Investors” has the meaning assigned to it in Section 8(b)(i).

“Non-Terminating Preferred Backstop Investors” means any Preferred Backstop Investor that is not a Terminating Preferred Backstop Investor.

“Order” means any order, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award made, issued or entered by or with any Governmental Authority, whether preliminary, interlocutory or final.

“Offering Conditions” means those terms and conditions set forth on Exhibit C.

“Per Share Purchase Price” has the meaning assigned to it in the recitals hereto.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, joint venture, trust, Governmental Authority, first nation, aboriginal or native group or band, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Plan” has the meaning assigned to it in the recitals hereto.

“Plan Solicitation Order” means an Order entered by the Bankruptcy Court, in form and substance reasonably satisfactory to the Preferred Backstop Investors, which shall, among other things, approve the disclosure statement relating to the Plan, including the Rights Offering Documents, and set procedures for the solicitation of votes to accept or reject the Plan.

“Preferred Stock” means the Series A Convertible Preferred Stock of the Company, par value $[__] per share, on the terms and conditions set forth on the term sheet attached as Exhibit D hereto and subject to definitive documentation acceptable to the Requisite Preferred Backstop Investors in their sole discretion to be agreed to on or before the Petition Date.

Required Preferred Backstop Investors” means, as of any date of determination, the Non-Defaulting Preferred Backstop Investors and Non-Terminating Preferred Backstop Investors holding more than 66- 2/3% of the total Backstop Commitment, calculated without regard to the Backstop Commitments held by Defaulting Preferred Backstop Investors and Terminating Preferred Backstop Investors.

“Restructuring Support Agreement” means that certain Restructuring Plan Support Agreement, made and entered into as of [                    ], by and among the Debtor, Caesars Entertainment Company and certain of their affiliates and the Consenting Creditors (as defined therein).

“Rights” has the meaning assigned to it in the recitals hereto.

“Rights Offering” has the meaning assigned to it in the recitals hereto.

“[Rights Offering Documents]” has the meaning assigned to it in the Plan and shall be approved by the Bankruptcy Court pursuant to the Plan Solicitation Order in form and substance reasonably satisfactory to the Preferred Backstop Investors.

“Senior Secured Notes” means the (i) 11.25% Notes, (ii) 8.5% Notes, (iii) Initial 9% Notes and (iv) Additional 9% Notes.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder, or any successor statute.

“Self-Regulatory Organization” means any securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization applicable to a party to this Agreement.

“Subscription Commencement Date” means the date the Plan Solicitation Package is mailed or distribution is otherwise commenced in accordance with the Plan Solicitation Order.

“Subscription Expiration Date” means                     [Insert date that is ten days prior to the Voting Deadline and not less than 20 days after the Subscription Commencement Date] or such later date as the Required Preferred Backstop Investors shall agree.

“Subsidiaries” of any Person means any corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (c) the beneficial interest in such trust or estate is at the time owned by such first Person, or by such first Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Terminating Preferred Backstop Investors” has the meaning assigned in Section 8(a).

“Unsubscribed Shares” has the meaning assigned to it in the recitals hereto.

“Voting Deadline” means the date set by the Bankruptcy Court as the deadline for voting to accept or reject the Plan, which shall be not later than [                    ].

Section 2. RIGHTS OFFERING; BACKSTOP; COMMITMENT PAYMENT.

2.1 Rights Offering.

(a) The Company shall make the Rights Offering pursuant to the Plan, which shall be subject to the Offering Conditions and such other terms and conditions set forth in the Rights Offering Documents.

(b) Ten Business Days prior to the date of the Confirmation Hearing, the Company shall notify the Preferred Backstop Investors of the Rights Offering and the Preferred Backstop Investors shall have the right, but not obligation, upon written notice to the Company to elect to purchase up to 50% of the Preferred Stock issued in the Rights Offering (in addition to each of their rights as a Holder pursuant to the Rights Offering Documents) on the same terms and conditions as the other Holders under the Rights Offering Documents; provided, however, that the Preferred Backstop Investors shall not be required to post funds until the Effective Date.

(c) The Company hereby agrees and undertakes to give, or to cause to be given, to the Preferred Backstop Investors as soon as reasonably practicable, but in no event later than two (2) Business Days, after the entry of the Confirmation Order, by overnight mail, e-mail or by electronic facsimile transmission, (i) written notification setting forth (A) the total number of shares of Preferred Stock purchased by Holders (inclusive of any shares of Preferred Stock purchased pursuant to Section 2.1(b)) in the Rights Offering pursuant to the exercise of Rights and the aggregate cash proceeds received by the Company therefor, (B) the number of Unsubscribed Shares, (C) the Backstop Purchase Price for each Preferred Backstop Investor and (D) the targeted Effective Date and (ii) a subscription form to be completed by each Preferred Backstop Investor to facilitate such Preferred Backstop Investor’s subscription for the Preferred Stock purchased pursuant to this Agreement. In addition, on the first Business Day of each calendar week during the period beginning on the

Subscription Commencement Date and ending on the Subscription Expiration Date, the Company shall give, or cause to be given, to the Preferred Backstop Investors by overnight mail, e-mail or by electronic facsimile transmission a written notification setting forth the then most current information as to the total amount of Preferred Stock then subscribed for in the Rights Offering, the number of then unsubscribed Preferred Stock, the Backstop Purchase Price for each Preferred Backstop Investor (as if the Rights Offering were to be concluded with the then current amount of subscribed for Preferred Stock) and the targeted Effective Date.

2.2 Backstop.

(a) On the terms and subject to the conditions contained herein, and in reliance on the representations and warranties set forth in this Agreement, each of the Preferred Backstop Investors hereby agrees, severally and not jointly, to purchase on the Effective Date, and the Company hereby agrees to sell and issue to each such Preferred Backstop Investor, at the Backstop Purchase Price therefor, its Backstop Percentage of the Unsubscribed Shares, subject to the Offering Conditions. The Preferred Stock which each of the Preferred Backstop Investors purchases pursuant to this Agreement are referred to herein as such Preferred Backstop Investor’s “Backstop Shares.” For the avoidance of doubt, any shares of Preferred Stock acquired in the Rights Offering pursuant to Section 2.1(b) shall not be deemed Backstop Shares.

(b) The closing of the purchase and sale of the Backstop Shares hereunder (the “Closing”) will occur on the Effective Date contemporaneously with substantial consummation of the Plan. At the Closing, payment for the Backstop Shares that each Preferred Backstop Investor has agreed to purchase shall be effected by each such Preferred Backstop Investor delivering to the Company in immediately available funds its respective Backstop Purchase Price (ii) against delivery by the Company of the Backstop Shares to which such Preferred Backstop Investor is entitled to and delivery to each Preferred Backstop Investor such certificates, documents or instruments required to be delivered by it to such Preferred Backstop Investor pursuant to this Agreement. The agreements, instruments, certificates and other documents to be delivered on the Effective Date by or on behalf of the Company shall be delivered to each applicable Preferred Backstop Investor in accordance with Section 10.3 hereof.

2.3 Commitment Payment.

(a) The Commitment Payment shall be earned upon the entry of the Approval Order and shall be payable upon the earlier of (x) the Effective Date of the Plan and (y) two Business Days after the termination of this Agreement (such date, the “Payment Date”).

(b) On the Payment Date, CEOC shall pay to each Preferred Backstop Investor, by wire transfer in immediately available funds to an account specified by such Preferred Backstop Investor to CEOC not less than one (1) day prior to the Payment Date, such Preferred Backstop Investor’s pro rata portion of the Commitment Payment based on such Preferred Backstop Investor’s Backstop Percentage.

(c) The provisions for the payment of the Commitment Payment and the other provisions provided herein, are an integral part of the transactions contemplated by this Agreement and without these provisions the Preferred Backstop Investors would not have entered into this Agreement, and the Commitment Payment shall, pursuant to the Approval Order, constitute allowed administrative expenses of the Debtors’ estate under sections 503(b) and 507 of the Bankruptcy Code.

Section 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY, CEC and CEOC. Each of the Company, CEC and CEOC (the “Company Parties”) hereby represents and warrants to each of the Preferred Backstop Investors as of the date hereof and as of the Effective Date (except for representations and warranties that are made as of a specific date, which are made only as of such date), on behalf of itself and not any other party, as follows:

3.1 Organization and Qualification; Subsidiaries. Each Company Party and its Subsidiaries has been duly organized and is validly existing and is in good standing under the laws of their respective jurisdictions of organization, with the requisite power and authority to own its properties and conduct its business as currently conducted.

3.2 Authorization; Enforcement; Validity. Subject only to Bankruptcy Court approval, each Company Party has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder (including, without limitation (x) the issuance of the Backstop Shares and (y) the payment of the Commitment Payment) in accordance with the terms hereof. The execution and delivery by each Company Party of this Agreement, the performance by each of the Company, CEC and CEOC of its obligations hereunder (including, without limitation, (x) the issuance of the Backstop Shares and (y) the payment of the Commitment Payment), have been duly authorized by all requisite action on the part of the such Company Party, and no other action on the part of the Company Party is necessary to authorize the execution and delivery by the Company Party of this Agreement or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company Party, and assuming due authorization, execution and delivery by the other parties hereto and subject to Bankruptcy Court approval, this Agreement constitutes the legal, valid and binding obligation of the Company Party, enforceable against the Company Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

3.3 No Conflicts. Assuming that all consents, approvals, authorizations and other actions described in Section 3.3 have been obtained, and except as may result from any facts or circumstances relating solely to any of the Preferred Backstop Investors, the execution, delivery and performance by the Company Party of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, (x) the issuance of the Backstop Shares and (y) the payment of the Commitment Payment) do not and will not: (a) violate, conflict with or result in the breach of the certificate of incorporation, articles of incorporation, bylaws, certificate of formation, operating agreement, limited liability company agreement or similar formation or organizational documents of the Company Party or any of its Subsidiaries;

(b) conflict with or violate any Law or Order applicable to the Company or any of its respective assets or properties; (c) violate, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, Contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company Party or its Subsidiaries is a party or to which any of their respective assets or properties are subject, or result in the creation of any Encumbrance on any of their respective assets or properties, except, in the case of clauses (b) and (c), for any such conflict, violation, breach or default that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.4 Consents and Approvals. The execution, delivery and performance by the Company Party of this Agreement do not require any consent, approval, authorization or other Order of, action by, filing with or notification to, any Governmental Authority or any other Person under any of the terms, conditions or provisions of any Law or Order applicable to the Company Party or any of its Subsidiaries or by which any of their respective assets or properties may be bound, any Contract to which the Company Party or any of its Subsidiaries is a party or by which the Company Party or any of its Subsidiaries may be bound, except the entry of the Approval Order and the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the fourteen (14) day period set forth in Bankruptcy Rules 6004(h) and 3020(e), as applicable.

Section 4. REPRESENTATIONS AND WARRANTIES OF THE BACKSTOP INVESTORS. Each Preferred Backstop Investor represents and warrants, severally and not jointly, to the Company as of the date hereof and as of the Effective Date (except for representations and warranties that are made as of a specific date, which are made only as of such date), as follows:

4.1 Authorization; Enforcement; Validity. Such Preferred Backstop Investor has all necessary corporate, limited liability company or equivalent power and authority to enter into this Agreement and to carry out, or cause to be carried out, its obligations hereunder in accordance with the terms hereof. The execution and delivery by such Preferred Backstop Investor of this Agreement and the performance by such Preferred Backstop Investor of its obligations hereunder have been duly authorized by all requisite action on the part of the such Preferred Backstop Investor, and no other action on the part of such Preferred Backstop Investor is necessary to authorize the execution and delivery by such Preferred Backstop Investor of this Agreement or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Preferred Backstop Investor, and assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of such Preferred Backstop Investor, enforceable against such Preferred Backstop Investor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

4.2 No Conflicts. The execution, delivery, and performance by such Preferred Backstop Investor of this Agreement do not and will not (i) violate any provision of the organizational documents of such Preferred Backstop Investor; (b) conflict with or violate any Law or Order applicable to such Preferred Backstop Investor or any of its respective assets or properties; (c) violate, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, Contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such Preferred Backstop Investor is a party or to which any of its assets or properties are subject, or result in the creation of any Encumbrance on any of its assets or properties, except, in the case of clauses (b) and (c), for any such conflict, violation, breach or default that would not reasonably be expected to have, individually or in the aggregate, a Preferred Backstop Investor Material Adverse Effect on such Preferred Backstop Investor.

4.3 Consents and Approvals. No consent, approval, order, authorization, registration or qualification of or with any court or Governmental Authority or body having jurisdiction over such Preferred Backstop Investor is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any consent, approval, order or authorization required under the Bankruptcy Code.

Section 5. ADDITIONAL COVENANTS.

5.1 Approval Motion and Approval Order. CEOC agrees to file a motion and supporting papers (the “Approval Motion”) (including an order in form and substance reasonably satisfactory to the Required Preferred Backstop Investor) seeking an order of the Bankruptcy Court (the “Approval Order”) approving this Agreement.

5.2 Commercially Reasonable Efforts. CEOC agrees to use its commercially reasonable efforts to timely satisfy (if applicable) each of the conditions under Sections 6 and 7 of this Agreement.

5.3 Further Assurances. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby, in each case at the cost of CEC and the CEOC, on a joint and several basis.

5.4 Use of Proceeds. The Company shall use the net proceeds from the sale of Preferred Stock issued pursuant to the Rights Offering solely as provided in the Plan.

5.5 Milestones. CEOC shall use its reasonable best efforts to cause the following actions (each, individually a “Milestone” and collectively, the “Milestones”) to occur on or before the dates specified below (such corresponding date, the “Milestone Date”);

(a) The motion for the Approval Order shall have been filed no later than 45 days from the Petition Date and the Approval Order shall have been entered by the Bankruptcy Court by no later than 150 days from the date of the filing of such motion;

(b) the Plan Solicitation Order shall have been entered by the Bankruptcy Court by no later than 150 days from the Petition Date;

(c) the Confirmation Order shall have been entered by the Bankruptcy Court by no later than [120 days from the date of entry of the Plan Solicitation Order];

(d) the Company shall file a registration statement under the Securities Exchange Act of 1933, as amended, (the “Registration Statement”) registering the Preferred Stock on or before [                    ] and shall cause the Registration Statement to be effective no later than                     ;

(e) the Subscription Expiration Date shall have occurred by no later than [240 days after the Petition Date]; and

(f) the Effective Date shall have occurred by no later than [180 days from the date the Confirmation Order becomes a final order].

Section 6. CONDITIONS TO THE BACKSTOP INVESTORS’ OBLIGATIONS. The obligations of each of the Preferred Backstop Investors to purchase the Backstop Shares pursuant to this Agreement on the Effective Date shall be subject to the satisfaction at or prior to the Effective Date of each of the following conditions, any one or more of which may be waived in writing by the Required Preferred Backstop Investors:

6.1 Representations and Warranties. (a) All of the representations and warranties made by the Company Parties in this Agreement shall be true and correct in all material respects as of the Effective Date as though made at and as of the Effective Date (except to the extent such representations and warranties expressly speak as of an earlier date, which shall be true and correct as of such date); (b) the Company Parties shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed by the Company Parties on or prior to the Effective Date or such earlier date as may be applicable; and (c) with respect to clauses (a) and (b), at the Closing there shall be delivered to the Preferred Backstop Investors a certificate signed by a duly authorized representative of the Company and CEC to the foregoing effect.

6.2 Approval Order. The Approval Order shall have been entered by the Bankruptcy Court.

6.3 Confirmation Order. The Confirmation Order shall have been entered by the Bankruptcy Court, shall not have been stayed pending appeal, and there shall not have been entered by any court of competent jurisdiction any reversal, modification or vacatur, in whole or in part, of the Confirmation Order.

6.4 Plan and Rights Offering Documents. The (i) Plan (and the exhibits thereto), (ii) the Rights Offering Documents, which shall include the Offering Conditions, and (iii) the Confirmation Order shall each be in form and substance reasonably acceptable to the Required Preferred Backstop Investors.

6.5 Conditions to Confirmation. Each of the conditions precedent to the effectiveness of the Plan and the occurrence of the Effective Date shall have been satisfied or waived in accordance with the Plan.

6.6 Rights Offering. The Subscription Expiration Date shall have occurred.

6.7 Payment of Amounts. The Company shall have paid each Preferred Backstop Investor such Preferred Backstop Investor’s pro rata portion of the Commitment Payment.

Section 7. CONDITIONS TO THE COMPANY’S OBLIGATIONS. The obligations of the Company to issue and sell the Backstop Shares to each of the Preferred Backstop Investors pursuant to this Agreement shall be subject to the satisfaction at or prior to the Effective Date of each of the following conditions, any one or more of which may be waived in writing by the Company:

7.1 Representations and Warranties. (a) All of the representations and warranties made by each Preferred Backstop Investor in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Effective Date as though made at and as of the Effective Date (except to the extent such representations and warranties expressly speak as of an earlier date, which shall be true and correct as of such date), except to the extent that the breach of any such representation or warranty would not reasonably be expected to have a Preferred Backstop Investor Material Adverse Effect on such Preferred Backstop Investor and (b) each Preferred Backstop Investor shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed by such Preferred Backstop Investor on or prior to the Effective Date.

7.2 Approval Order. The Approval Order shall have been entered by the Bankruptcy Court.

7.3 Confirmation Order. The Confirmation Order shall have been entered by the Bankruptcy Court, shall not have been stayed pending appeal, and there shall not have been entered by any court of competent jurisdiction any reversal, modification or vacatur, in whole or in part, of the Confirmation Order.

7.4 Conditions to Confirmation. Each of the conditions precedent to the effectiveness of the Plan and the occurrence of the Effective Date shall have been satisfied in accordance with the Plan.

7.5 Rights Offering. The Subscription Expiration Date shall have occurred

7.6 Backstop Subscription Forms. The Company shall have received a duly executed subscription form from each Preferred Backstop Investor in accordance with Section 2.1(b).

Section 8. TERMINATION.

(a) Termination by the Preferred Backstop Investors. This Agreement may be terminated at any time by any Preferred Backstop Investor with respect to itself (and not with respect to any other Preferred Backstop Investor):

(i) upon the failure of any of the conditions set forth in Section 6 hereof to be satisfied, which failure cannot be cured or is not cured within [10] days of written notice to the Company and CEOC by such Preferred Backstop Investor;

(ii) if any of the Company Parties alters, amends or modifies any term of this Agreement without the consent of the Required Preferred Backstop Investor, or if any alteration, amendment or modification is adverse to any Preferred Backstop Investor, without the consent of each Preferred Backstop Investor;

(iii) if any of the Company Parties breaches any representation or warranty or breaches any covenant applicable to it in any material respect under this Agreement and if such breach is curable, it is not cured within [10] days of written notice to the applicable Company Party by such Preferred Backstop Investor;

(iv) if any of the Milestones shall not have occurred on or prior to the applicable Milestone Date; or

(v) upon the occurrence of any matters set forth in any of [clauses (a) through (k) of Section 8] of the Restructuring Support Agreement and/or a Company Termination Event (as defined in the Restructuring Support Agreement) and/or a termination of the Restructuring Support Agreement;

provided that, in the event any Preferred Backstop Investor elects to terminate this Agreement (each, a “Terminating Preferred Backstop Investor”), the Backstop Commitments allocated to such Terminating Preferred Backstop Investor shall be allocated to all Non-Defaulting Preferred Backstop Investors who elect to acquire such Backstop Commitments on a pro rata basis (based on the Backstop Percentages of such electing Non-Defaulting Preferred Backstop Investors), and provided further that in the event no Non-Defaulting Preferred Backstop Investor elects to acquire the Backstop Commitments of the Terminating Preferred Backstop Investors, this Agreement shall terminate.

(b) Termination by the Company.

(i)(A) upon termination of the Restructuring Support Agreement due to a Company Termination Event (as defined in the Restructuring Support Agreement), the Company may terminate this Agreement by written notice to the Preferred Backstop Investors or (B) if any Preferred Backstop Investor takes any action that would be a breach of this

Agreement, other than any breach that would not reasonably be expected to have a Preferred Backstop Investor Material Adverse Effect on such Preferred Backstop Investor, and if such breach is curable, is not cured within ten (10) Business Days after receipt of written notice from the Company to such Preferred Backstop Investor (each, a “Preferred Backstop Investor Default” and any such defaulting Preferred Backstop Investor, a “Defaulting Preferred Backstop Investor”), then following the expiration of the ten (10) Business Day notice period, the Company shall follow the procedures set forth in clause (ii) below and each of the other Preferred Backstop Investors (the “Non-Defaulting Preferred Backstop Investors”) shall have the right (the “Default Purchase Right”) but not the obligation, to purchase on the Effective Date all or a portion of the Backstop Shares that were to be purchased by the Defaulting Preferred Backstop Investor (the “Default Shares”) at a price per share equal to the Per Share Purchase Price. To the extent that the Non-Defaulting Preferred Backstop Investors (in the aggregate) desire to purchase more than the total number of Default Shares, such Default Shares shall be allocated between the Non-Defaulting Preferred Backstop Investors pro rata, based on their respective Backstop Percentages.

(ii) As soon as practicable after a Preferred Backstop Investor Default, but in no event later than two (2) Business Days following the Company becoming aware of such Preferred Backstop Investor Default, the Company shall send a written notice (in accordance with the notice provisions set forth in Section 10.3) to each Non-Defaulting Preferred Backstop Investor, specifying the number of Default Shares. The Non-Defaulting Preferred Backstop Investors shall have ten (10) Business Days from receipt of such notice to elect to exercise the Default Purchase Right by notifying the Company in writing of its or their election to purchase all or a portion of the Default Shares then available as a result of the Preferred Backstop Investor Default or find a third-party reasonably satisfactory to the Non-Defaulting Preferred Backstop Investors to replace the commitment of the Defaulting Preferred Backstop Investor. If at the conclusion of such ten (10) Business Day period, the Non-Defaulting Preferred Backstop Investors have not elected to exercise the Default Purchase Right in its entirety or have not found a third-party to replace the commitment of the Defaulting Backstop Purchaser, then the Company may terminate this Agreement.

(iii) Notwithstanding anything to the contrary in this Section 8(b), in addition to any liability to the Company, the parties agree that any Defaulting Preferred Backstop Investor will be liable to the Non-Defaulting Preferred Backstop Investors for the consequences to the Non-Defaulting Preferred Backstop Investors of its breach and that the Non-Defaulting Backstop Purchasers can enforce rights of damages and/or specific performance pursuant to Section 10.17 immediately upon the expiration of the original five (5) Business Day notice period set forth Section 8(b)(i).

(c) Mutual Termination. This Agreement may be terminated by the mutual written consent of CEOC and the Preferred Backstop Investors representing more than 75% of the aggregate Backstop Percentage.

(d) Effect of Termination. If this Agreement is terminated pursuant to this Section 8, subject to the last paragraph of Section 8, the obligations of such parties contained in Sections 2.3, 9, 10.2 through 10.18 and this Section 8 shall survive any such termination.

Section 9. PROTECTION OF COMMITMENT PAYMENT.

Both of the Company and CEOC shall jointly and severally indemnify, save and hold harmless each Preferred Backstop Investor, and each of their respective directors, officers, stockholders, employees, partners, members, managers, representatives, attorneys, other professional advisors and agents and all of their respective heirs, successors, legal administrators, permitted assigns and designees, and each Person who (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) controls any of the Preferred Backstop Investors and the officers, directors, agents and employees of any such controlling Person (collectively, the “Covered Persons”) from and against all losses, claims, damages, liabilities, costs (including, without limitation, the costs of investigation and reasonable attorneys’ fees) and expenses, as incurred by any or all of the Covered Persons in connection with any direct claim or claim against them by a third party for avoidance of or otherwise in connection with or arising from the payment of the Commitment Payment. This provision will be in addition to the rights of each and all of the Covered Persons to bring an action against the Company for breach of any term of this Agreement. The Company acknowledges and agrees that each and all of the Covered Persons shall be treated as third-party beneficiaries with rights to bring an action against the Company under this Section 9.

Section 10. MISCELLANEOUS.

10.1 Survival. The representations and warranties made in this Agreement will survive the execution and delivery of this Agreement and the Closing for the length of the applicable statute of limitations with respect thereto.

10.2 No Waiver of Rights. All waivers hereunder must be made in writing, and the failure of any party at any time to require another party’s performance of any obligation under this Agreement shall not affect the right subsequently to require performance of that obligation. Any waiver of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision or a waiver or modification of any other provision.

10.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for any party as shall be specified by such party in a notice given in accordance with this Section 10.3)

(a)	If to the Company, to:

[PROPCO]

[            ]

[            ]

Attention: [            ]

Facsimile: [            ]

with a copy (which shall not constitute notice to the Company) to

[            ]

[            ]

[            ]

Facsimile: [            ]

Attention: [            ]

(b)	If to CEOC, to:

[            ]

[            ]

[            ]

Attention: [            ]

Facsimile: [            ]

(c)	If to CEC, to:

[            ]

[            ]

[            ]

Attention: [            ]

Facsimile: [            ]

(d)	If to a Preferred Backstop Investor, to the mailing address or facsimile number set forth on Schedule I hereto.

with a copy (which shall not constitute notice to such Preferred Backstop Investor) to:

Kleinberg, Kaplan, Wolff & Cohen, P.C.

551 Fifth Avenue, 18th Floor

New York, NY 10176

Telephone: (212) 986-6000

Facsimile: (212) 986-8866

Attention: Mary Kuan, Esq.

Any of the foregoing addresses or facsimile numbers may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address or facsimile number shall be effective only upon receipt.

10.4 Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.5 Construction. The parties hereto and their respective legal counsel participated in the preparation of this Agreement, and therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

10.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.7 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the agreements and documents referenced herein constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof.

10.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as set forth below, neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other parties. Notwithstanding the foregoing, (i) a Preferred Backstop Investor may enter into arrangements with other parties regarding its rights and/or obligations under this Agreement, provided that it shall remain liable for its obligations with respect to the Backstop Commitment, and (ii) the rights, obligations and interests hereunder may be assigned, delegated or transferred, in whole or in part, by any Preferred Backstop Investors in connection with a corresponding Transfer (as such term is defined in the Restructuring Support Agreement) of Claims (as such term is defined in the Restructuring Support Agreement) to a transferee with the consent of CEOC, such consent not to be unreasonably withheld, delayed or denied and (B) to affiliates and to other Preferred Backstop Investors; provided, however, that such transferee, as a condition precedent to such Transfer, becomes a party to this Agreement and assumes the obligations of the transferring Preferred Backstop Investor under this Agreement by executing an addendum substantially in the form set forth in Exhibit A (the “Addendum”) and an assumption in substantially the form set forth in Exhibit B hereto (the “Assumption Agreement”) and deliver the same to Kleinberg, Kaplan, Wolff & Cohen, P.C. (“KKWC”) and a copy to CEOC. Any Transfer that is made in violation of the immediately preceding sentence shall be null and void ab initio, and CEOC and each Preferred Backstop

Investor, as applicable, shall have the right to enforce the voiding of such transfer. Following any assignment of a Preferred Backstop Investor’s rights and obligations in this Agreement described in Section 10.8(B) above, Schedule I hereto shall be updated by KKWC (in consultation with the assigning Preferred Backstop Investor and the Transferee) and delivered to CEOC solely to reflect the name and address of the applicable transferee and the Backstop Percentage that shall apply to such transferee, and any changes to the Backstop Percentage applicable to the assigning Preferred Backstop Investor. Any update to Schedule I hereto described in the immediately preceding sentence shall not be deemed an amendment or modification of this Agreement. In performing this Agreement, CEOC may rely solely on the most current Schedule I delivered by KKWC.

10.9 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and, except as expressly set forth in Section 9, nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

10.10 Amendment. This Agreement may not be altered, amended, or modified except by a written instrument executed by or on behalf of CEOC and the Required Preferred Backstop Investors, provided that (i) if any alteration, amendment or modification could be adverse to any of the Preferred Backstop Investors, such Preferred Backstop Investors written consent shall be require and (ii) CEC’s written consent shall be required with respect to any modification that would impose a material additional obligation on CEC. This Agreement shall become binding only after the same is signed and delivered by or on behalf of each of the parties hereto.

10.11 Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

10.12 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably and unconditionally agrees that any actions, suits or proceedings, at Law or equity, arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be heard and determined in the Bankruptcy Court; (b) irrevocably submits to the jurisdiction of such court in any such action, suit or proceeding; (c) consents that any such action, suit or proceeding may be brought in such courts and waives any objection that such party may now or hereafter have to the venue or jurisdiction or that such action or proceeding was brought in an inconvenient court; and (d) agrees that service of process in any such action, suit or proceeding may be effected by providing a copy thereof by any of the methods of delivery permitted by Section 10.3 to such party at its address as provided in Section 10.3 (provided that nothing herein shall affect the right to effect service of process in any other manner permitted by Law).

10.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS

AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

10.14 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

10.15 Approvals. Notwithstanding anything to the contrary herein, unless notified in writing to the contrary, for purposes of seeking approvals of the Preferred Backstop Investors hereunder, such as in accordance with Section 6.4, the Company Parties may rely on the written approval (including email) of KKWC.

10.16 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

10.17 Specific Performance. Each party hereto acknowledges that, in view of the uniqueness of the securities referenced herein and the transactions contemplated by this Agreement, the other parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that such other parties shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

10.18 Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, annex and exhibit references are to this Agreement unless otherwise specified. Any reference to this Agreement shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements thereto and thereof, as applicable. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms.

10.19 Covenants and Representations. Notwithstanding anything to the contrary in this Agreement or otherwise, (i) CEOC, on behalf of itself and the Debtors, shall cause the Company to perform each obligations, covenant, undertaking and agreement in this Agreement, and to cause the Company’s representations and warranties in this Agreement to be true, complete and correct as of the times given and shall be liable for all obligations not satisfied or performed by the Company, (ii) all obligations, covenants, undertakings and agreements of the Preferred Backstop Investors to the Company shall apply only after the Company has been properly incorporated and formed in accordance with the Plan and (iii) the Company shall be deemed to give the representations and warranties with respect to itself and contained in Section 3 on the Effective Date and on the date that it has been properly incorporated and formed in accordance with the Plan.

[No further text appears; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

By:
Name:
Title:

[BACKSTOP INVESTOR]

By:
Name:
Title:

Schedule I

SCHEDULE OF BACKSTOP INVESTORS

Name and Address of Preferred Backstop Investors and Wire Instructions	Backstop Percentage[2]
Certain funds or entities or accounts managed by Brigade Capital Management		%
Certain funds or accounts managed by DDJ Capital Management, LLC
Certain funds or entities or accounts managed by Elliott Management Corporation
PIMCO and/or certain funds or entities or accounts managed by PIMCO
Certain funds or entities or accounts managed by JPMorgan Asset Management

Total:	100%

[2]	NTD: percentages will be inserted subsequently.

Exhibit A

ADDENDUM

Reference is made to that certain Backstop Commitment Agreement (as amended, modified or supplemented from time to time, the “Agreement”) by and among Caesars Entertainment Operating Company, Inc., a Delaware corporation ( “CEOC”), and each of the Preferred Backstop Investors party thereto from time to time. Each capitalized term used but not defined herein shall have the meaning given to it in the Agreement.

Upon execution and delivery of this Addendum by the undersigned, as provided in Section 10.8 of the Agreement, the undersigned hereby becomes a Preferred Backstop Investor, as applicable thereunder and bound thereby effective as of the date of the Agreement.

By executing and delivering this Addendum, the undersigned represents and warrants, for itself and for the benefit of each party to the Agreement, that:

(a)	as of the date of this Addendum, the undersigned has executed and delivered an Assumption and Joinder Agreement therefor (a copy of which is attached to this Addendum);

(b)	(c) as of the date of this Addendum, with respect to each transferee that (i) is an individual, such Transferee has all requisite authority to enter into this Addendum and to carry out the transactions contemplated by, and perform its respective obligation under, the Agreement and (ii) is not an individual such transferee is, it is duly organized, validly existing, and in good standing under the laws of the state of its organization, and has all requisite corporate, partnership, or limited liability company power and authority to enter into this Addendum and to carry out the transactions contemplated by, and perform its respective obligations under, the Agreement;

(d)	assuming the due execution and delivery of the Agreement by the Company the Addendum and the Agreement are legally valid and binding obligations of it, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or similar laws, or by equitable principles relating to or limiting creditors’ rights generally; and

(e)	as of the date of this Addendum, it is not aware of any event that, due to any fiduciary or other duty to any other person, would prevent it from taking any action required of it under the Agreement and this Addendum.

By executing and delivering this Addendum to CEOC, the undersigned agrees to be bound by all the terms of the Agreement.

The undersigned acknowledges and agrees that once delivered to CEOC, it may not revoke, withdraw, amend, change or modify this Addendum unless the Agreement has been terminated.

THIS ADDENDUM SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

This Addendum may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

[Signature on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be duly executed and delivered by their proper and duly authorized officers as of this [    ] day of [                ].

TRANSFEREE WHO BECOMES A BACKSTOP INVESTOR

[NAME]

as a Preferred Backstop Investor
Name:

Exhibit B

ASSUMPTION AND JOINDER AGREEMENT

Reference is made to (i) that certain Backstop Commitment Agreement (as amended, modified or supplemented from time to time, the “Agreement”), dated as of [            ], 2014, by and among Caesars Entertainment Operating Company, Inc., a Delaware corporation ( “CEOC”), Caesars Entertainment Corporation, a Delaware corporation (“CEC”), and each of the Preferred Backstop Investors party thereto from time to time, and (ii) that certain Addendum, dated as of [            ], [        ] (the “Transferor Addendum”) submitted by                     , as transferor (the “Transferor”). Each capitalized term used but not defined herein shall have the meaning given to it in the Agreement.

As a condition precedent to becoming a Preferred Backstop Investor, the undersigned (the “Transferee”) hereby agrees to become bound by all the terms, conditions and obligations set forth in the Agreement and the Transferor Addendum copies of which are attached hereto as Annex I. This Assumption and Joinder Agreement shall take effect and shall become an integral part of the Agreement and the Transferor Addendum immediately upon its execution, and the Transferee shall be deemed to be bound by all of the terms, conditions and obligations of the Agreement and the Transferor Addendum as of the date thereof. The Transferee shall hereafter be deemed to be a “Preferred Backstop Investor” and a “party” for all purposes under the Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, this Assumption and Joinder Agreement has been duly executed by each of the undersigned as of the date specified below.

Date: [                    ]

Name of Transferor	Name of Transferee

Authorized Signatory of Transferor	Authorized Signatory of Transferee

(Type or Print Name and Title of Authorized Signatory)	(Type or Print Name and Title of Authorized Signatory)

Address of Transferee:

Attn:

Tel:

Fax:

E-mail:

Exhibit C

OFFERING CONDITIONS

1.	Holders shall receive an Election Form and ballot in the Solicitation Package, which shall be approved by the Bankruptcy Court.

2.	The Election Form must be submitted by the Subscription Expiration Date.

3.	Returned Election Form for Holders other than the Preferred Backstop Investors must provide evidence of financial wherewithal to purchase the shares of Preferred Stock pursuant to the Rights Offering. CEOC shall determine in its discretion whether such Holders are satisfactory to CEOC (such approved Holders, the “Satisfactory Holders”).

4.	CEOC shall notify the Preferred Backstop Investors of the Satisfactory Holders and the Preferred Stock such Satisfactory Holders have elected to purchase pursuant to the Rights Offering no later than three days before the deadline set by the Bankruptcy Court for the filing of objections to confirmation of the Plan (the “Objection Deadline”).

5.	On or before the Objection Deadline, all Holders designated as Satisfactory Holders (which, for the avoidance of doubt, shall exclude the Preferred Backstop Investors) shall post cash in the amount of the maximum aggregate Per Share Purchase Price for all Preferred Stock such Holder elected to purchase (the “Purchase Amount Obligation”) with a third party escrow agent designated by CEOC and reasonably satisfactory to the Required Preferred Backstop Investors.

6.	To the extent that the cash timely posted by the Satisfactory Holders is less than the Purchase Amount Obligation, the Preferred Backstop Investors shall have the right, but not the obligation, to satisfy their respective Backstop Commitments with respect to any shortfall in the Purchase Amount Obligation, provided that any Backstop Commitment declined by any Preferred Backstop Investor shall be allocated pro rata (based on the Backstop Commitment of the Preferred Backstop Investors electing to participate) to the Preferred Backstop Investors electing to participate.

Exhibit C

[INTENTIONALLY OMITTED]

Exhibit D

Milestones

The failure to comply with any of the following Milestones will result in a Creditor Termination Event under Section 8 of this Agreement:

1.	The Company shall commence the Chapter 11 Cases in the Bankruptcy Court on or after January 15, 2015, but no later than January 20, 2015.

2.	Within 5 Business Days after the Petition Date, an order approving the interim use of cash collateral, on the terms and conditions substantially consistent with those set forth in the Cash Collateral Stipulation, shall have been entered by the Bankruptcy Court;

3.	Within 20 days after the Petition Date, the Company shall have filed a motion with the Bankruptcy Court seeking authorization to assume this Agreement (the “RSA Assumption Motion”) in form, scope and substance materially consistent with this Agreement and otherwise reasonably acceptable to the Company, CEC, and the Requisite Consenting Creditors.

4.	Within 45 days after the Petition Date, the Company shall have filed the Plan and Disclosure Statement, in each case in form, scope and substance reasonably satisfactory to the Requisite Consenting Creditors and the Company; for the avoidance of doubt, any supplement to the Plan must be in form, scope and substance materially consistent with the Restructuring Term Sheet and otherwise reasonably satisfactory to the Requisite Consenting Creditors and the Company.

5.	Within 75 days after the Petition Date, the Company shall have obtained entry by the Bankruptcy Court of an order approving the use of cash collateral on a final basis on terms and conditions substantially consistent with those set forth in the Cash Collateral Stipulation.

6.	Within 90 days after filing the RSA Assumption Motion, the Company shall have obtained entry by the Bankruptcy Court of an order approving the assumption of this Agreement in form, scope and substance materially consistent with this Agreement and otherwise reasonably acceptable to the Company, CEC, and the Requisite Consenting Creditors.

7.	Within 150 days after the Petition Date, the Company shall have obtained entry by the Bankruptcy Court of (a) an order approving the Disclosure Statement, and (b) an order approving solicitation procedures in relation to the Plan and Disclosure Statement; in each case materially consistent with the Restructuring Term Sheet and otherwise in in form, scope and substance reasonably satisfactory to the Requisite Consenting Creditors and the Company.

8.	Within 120 days after the Bankruptcy Court’s approval of the Disclosure Statement, the Company shall have obtained entry by the Bankruptcy Court of an order confirming the Plan that is materially consistent with the Restructuring Term Sheet and otherwise reasonably satisfactory to the Requisite Consenting Creditors and the Company (the “Confirmation Order”).

9.	Within 120 days after the Confirmation Order has become a final order (the “Outside Date”), the Effective Date shall have occurred. In the event the Company has failed to obtain required regulatory approvals for certain of its assets as of the Outside Date, the Company shall close and proceed to effectiveness with respect to those assets for which it does have regulatory approval, unless the Company determines in good faith, after consultation with the Requisite Consenting Creditors, that to do so would have a materially adverse effect on the Company, in which case the Company shall have an additional sixty (60) days in which to obtain the additional required regulatory approvals and close on those assets. Any further extensions of the Outside Date shall require the consent of the Requisite Consenting Creditors.

*        *        *         *        *

Exhibit E

Transfer Agreement

PROVISION FOR TRANSFER AGREEMENT

The undersigned (“Transferee”) (a) hereby acknowledges that it has read and understands the Restructuring Support and Forbearance Agreement, dated as of                      (the “Agreement”),1 by and among the Caesars Parties and each of the Consenting Creditors party thereto, (b) desires to acquire the Claims described below (the “Transferred Claims”) from one of the Restructuring Support Parties (the “Transferor”) and (c) hereby irrevocably agrees to be bound by the terms and conditions of the Agreement to the same extent Transferor was thereby bound with respect to the Transferred Claims, and shall be deemed a Consenting Creditor for all purposes under the Agreement, including with respect to any election made such Transferor with respect to any Put Option applicable to the OpCo New Common Stock that has been exercised by such Transferor.

The Transferee hereby specifically and irrevocably agrees (i) to be bound by the terms and conditions of the [First Lien Indentures / Credit Agreement] and the Agreement, to the same extent applicable to the Transferred Claims, (ii) to be bound by the vote of the Transferor if cast prior to the effectiveness of the transfer of the Transferred Claims, except as otherwise provided in the Agreement and (iii) that each of the Parties shall be an express third-party beneficiary of this Provision for Transfer Agreement and shall have the same recourse against the Transferee under the Agreement as such Party would have had against the Transferor with respect to the Transferred Claims.

Date Executed: ,

Print name of Transferee

Name:
Title:

Address:

Attention:
Telephone:
Facsimile:

[1]	Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

Principal Amount Held

Claim	Amount
Claims (specify type)